Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Alpha Compute Corp

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on May 27, 2026 (the “May 27, 2026 Form 6-K”). Accordingly, we have attached the May 27, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ALP”. On June 3, 2026, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.2813.

______________________

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

______________________

The date of this prospectus supplement is June 4, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2026

Commission File Number: 001-40086

Alpha Compute Corp

(Translation of registrant’s name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ]	Form 40-F [ ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Nos. 333-275842 and 333-289199) and Form F-3 (File Nos. 333-286961, 333-290827, 333-291341 and 333-291921) of Alpha Compute Corp (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Closing of the GaMee Transaction

As disclosed in the Company’s Report on Form 6-K furnished to the Securities and Exchange Commission on March 20, 2026 (the “Signing Form 6-K”), Alpha Compute Corp (the “Company”) entered into a sale and purchase agreement (the “SPA”) with Animoca Brands Limited (“Animoca Brands”) to acquire a 60% controlling equity interest in Ga Mee Global Limited (“GaMee Global”), a wholly owned subsidiary of Animoca Brands, and certain digital tokens (the “GaMee Transaction”). On May 27, 2026, the Company completed this transaction. Prior to the closing of the GaMee Transaction (the “Completion”), Animoca Brands conducted a reorganization to transfer 100% of the equity of Gamee Limited, a company incorporated in the United Kingdom (the “UK Company”) to GaMee Global. The UK Company owns the entire equity in Gamee Mobile s.r.o., a company incorporated under the laws of the Czech Republic (the “Czech Company”).

At the Completion, the Company paid total upfront consideration of $3.5 million (the “Completion Consideration”), comprised of: (i) $1.5 million in cash, and (ii) $2.0 million in equity consideration in the Company, valued at $1.00 per share. The equity portion of the Completion Consideration under subparagraph (ii) was structured as a combination of ordinary shares of the Company (“Ordinary Shares”) and pre-funded warrants exercisable for Ordinary Shares (“Pre-Funded Warrants”). Specifically, Animoca Brands received: (i) 99,800 Ordinary Shares, and (ii) Pre-Funded Warrants exercisable for 1,900,200 Ordinary Shares, representing the balance of the equity portion of the Completion Consideration.

Shareholders Agreement

In connection with the Completion, the Company entered into a shareholders agreement with Animoca Brands and GaMee Global on May 27, 2026 (the “Shareholders Agreement”), which governs the ownership and management of GaMee Global. Pursuant to the Shareholders Agreement, GaMee Global appointed three directors, of whom two were nominated by the Company and one was nominated by Animoca Brands.

The terms of the SPA, the Pre-Funded Warrants, the Shareholders Agreement, and the other agreements entered into in connection with the GaMee Transaction were previously disclosed in the Signing Form 6-K, and are qualified in their entirety by reference to the full text of such agreements attached as exhibits thereto.

Financial Statements

The audited financial statements of GaMee Global for the fiscal years ended December 31, 2025 and 2024, together with the notes thereto and the auditor’s report thereon, is attached hereto as Exhibit 99.1.

The audited financial statements of the Czech Company for the fiscal years ended December 31, 2025 and 2024, together with the notes thereto and the auditor’s report thereon, is attached hereto as Exhibit 99.2.

The unaudited pro forma condensed combined balance sheet of the Company, giving effect to the GaMee Transaction, as of September 30, 2025 and the unaudited pro forma condensed combined statements of comprehensive loss of the Company for the six months ended September 30, 2025 and for the year ended March 31, 2025, together with the notes thereto, are attached hereto as Exhibit 99.3.

Press Release

On May 27, 2026, the Company issued a press release entitled “Alpha Compute Corp Completes Majority Acquisition Of Gaming Company Gamee”. A copy of the press release is attached hereto as Exhibit 99.4.

Exhibits

Exhibit No.	Description
10.1	Shareholders Agreement, dated May 27, 2026, by and between Alpha Compute Corp, Animoca Brands Limited and Ga Mee Global Limited.
23.1	Consent of Morison LC PLT.
23.2	Consent of TPA Audit s.r.o.
99.1	Audited Financial Information of Ga Mee Global Limited for the fiscal years ended December 31, 2025 and 2024.
99.2	Audited Financial Information of Gamee Mobile s.r.o. for the fiscal years ended December 31, 2025 and 2024.
99.3	Unaudited Pro Forma Condensed Combined Financial Information of Alpha Compute Corp. (incorporated by reference to Exhibit 99.5 to the registrant’s Form 6-K filed with the SEC on March 20, 2026).
99.4	Press Release, dated May 27, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 27, 2026

ALPHA COMPUTE CORP

By:	/s/ Brittany Kaiser
Brittany Kaiser
Chief Executive Officer

Exhibit 10.1

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of May 27, 2026 (“Effective Date”)

AMONG

(1)	ANIMOCA BRANDS LIMITED, a company incorporated in Hong Kong, with company number 2047605 and whose principal place of business is at 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (“Animoca Brands”);

(2)	Alpha Compute Corp., a British Virgin Islands Corporation listed on the Nasdaq Stock Market under the ticker ALP and whose registered office address is at Clarence Thomas Building, Road Town, Tortola, the British Virgin Islands (“ALP”); and

(3)	Ga Mee Global Limited, a company incorporated in Hong Kong, with business registration number 2990256 and whose registered office is at 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (“Company”).

Animoca Brands, ALP and the Company are each a “Party” and collectively the “Parties.”

BACKGROUND

A.	ALP provides public market investors with institutional-grade exposure to the TON ecosystem and Telegram's billion user platform while maintaining the governance standards and reporting transparency of a Nasdaq listed company. ALP’s activities span network validation and staking operations, development of Telegram-based applications, and strategic investments in TON-based decentralized finance protocols, gaming platforms, and business applications.

B.	Animoca Brands represents the most vibrant and engaged Web3 community worldwide.

C.	The Parties have entered into the Sale and Purchase Agreement dated March 19, 2026 governing the acquisition by ALP of a 60% equity interest in the Company and a 51% share of the treasury-held GAMEE and WAT tokens from Animoca Brands (the “Transaction”).

D.	The Parties therefore wish to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

OPERATIVE PROVISIONS

1.	Interpretation

1.1	The definitions and rules of interpretation in this Section apply to this Agreement.

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“Affiliate”, with respect to any person, means any other person Controlling, Controlled by or under common Control with such person.

“Animoca Director” has the meaning given to it in Section 2.1(b).

“Applicable Laws” means, with respect to any person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.

“Articles” means the memorandum and articles of association of the Company, as amended or replaced from time to time.

“ATON Director” has the meaning given to it in Section 2.1(a).

“Board” means the board of directors of the Company for the time being and from time to time.

“Board Reserved Matters” means the matters listed in Schedule 2.

“Business” means the operation of a mobile gaming platform focused on onboarding a mass gaming audience to Web 3 known as “Gamee” or such other business as may be conducted by the Company subject to the provisions of Section 3.6.

“Business Day” means a day other than a Saturday, Sunday or public holiday in Hong Kong or New York when banks in Hong Kong and New York are open for business.

“Business Plan” has the meaning given to it in Section 12.1(d).

“Claim” means a claim under or in connection with this Agreement or any other matters related thereto.

“Confidential Information” means any information or data disclosed by one Party (the “Disclosing Party”) to any other party (the “Receiving Party”) in connection with this Agreement which is disclosed in writing, verbally or by inspection and is identified as "confidential" or "proprietary" by the Disclosing Party, or which the Receiving Party reasonably ought to believe is treated as confidential or proprietary by the Disclosing Party.

“Current Shareholders” means Animoca Brands and ALP.

“Deed of Adherence” means the form of deed of adherence contained in Schedule 1.

“Defaulting Shareholder” has the meaning given to it in Section 15.1.

“Director” has the meaning given to it in Section 2.1.

“Dragged Shares” has the meaning given to it in Section 9.2(a).

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“Drag-Along Notice” has the meaning given to it in Section 9.1.

“Drag-Along Right” has the meaning given to it in Section 9.1.

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind securing any obligation of any person or any agreement or arrangement having a similar effect.

“Event of Default” has the meaning given to it in Section 15.1.

“Fair Value”, with respect to the Shares, means the net asset value as determined and certified by an independent audit firm appointed by the Company and which is acceptable to the relevant Parties.

“GAMEE” means the GAMEE token (ticker: GMEE).

“Group Company” means any subsidiary from time to time of the Company.

“Insolvency Event” with respect to any Party, means any of the following events:

(a)	(i) A resolution has been passed by the shareholders, directors or other governing body; (ii) an application has been made to any court or judicial or administrative body; (iii) an Order has been made by any court or judicial or administrative body; or (iv) a meeting of the creditors has been held or is in prospect, in each case for or in connection with the bankruptcy, winding up, liquidation or reorganisation of the Party;

(b)	the Party is unable to pay its debts as and when they fall due; or

(c)	the Party is insolvent within the meaning of any applicable Law.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

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“Intellectual Property Rights” means all rights of the following types, in any and all jurisdictions worldwide, in each case whether registered or unregistered: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works, and moral rights; (b) trademark rights and similar rights; (c) trade secret rights and similar rights; (d) patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in subsections (a) through (f) above.

“Issuance Date” has the meaning given to it in Section 5.1.

“Issuance Notice” has the meaning given to it in Section 5.1.

“Joint IPR” has the meaning given to it in Section 11.3.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process.

“New Shares” has the meaning given to it in Section 5.1.

“Non-Defaulting Shareholder” has the meaning given to it in Section 15.2.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, government authority or other tribunal of competent jurisdiction.

“Permitted Purposes” has the meaning given to it in Section 16.1.

“Pre-Emptive Completion Period” has the meaning given to it in Section 5.3.

“Pre-Emptive Exercise Notice” has the meaning given to it in Section 5.2.

“Pre-Emptive Exercise Period” has the meaning given to it in Section 5.2.

“Proposed Purchaser” has the meaning given to it in Section 9.1.

“Proposed Shares” has the meaning given to it in Section 9.1.

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“Proposed Transfer” has the meaning given to it in Section 8.1.

“Purpose” has the meaning given to it in the Recitals.

“Relevant Proportion” means, with respect to a Shareholder, as of any given time, the ratio of: (i) the total number of issued Shares owned or held by such Shareholder on a fully diluted basis as of such time, to (ii) the total number of issued Shares in the capital of the Company on a fully diluted basis as of such time;

“Relevant Shares” has the meaning given to it in Section 10.1.

“Representative” means, with respect to any person, any and all directors, officers, employees, consultants, and professional advisors of such person and its Affiliates.

“Right of First Refusal” has the meaning given to it in Section 7.2.

“ROFR Acceptance Notice” has the meaning given to it in Section 7.3.

“ROFR Period” has the meaning given to it in Section 7.3.

“ROFR Notice” has the meaning given to it in Section 7.1.

“ROFR Price” has the meaning given to it in Section 7.1(b).

“ROFR Shares” has the meaning given to it in Section 7.1(a).

“Selling Shareholder” has the meaning given to it in Section 7.1.

“Shareholder” means any person registered in the register of members of the Company as the holder of a Share for the time being, which, as at the date of this Agreement, means the Current Shareholders;

“Shareholder Reserved Matters” means the matters listed in Schedule 3;

“Shares” means (i) any shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such entity; (ii) any right, warrant, option, call, commitment, conversion privilege, pre-emptive right, equity-linked securities, indebtedness, or other right to acquire from such entity, or require such entity to issue, any of the items listed in (i), or security convertible into, exchangeable or exercisable for any of the items listed in (i) (including any convertible note or other convertible instrument); and (iii) any contract or agreement providing for the acquisition of any of the items listed in (i) or (ii). As at the Effective Date, the only Shares issued by the Company are ordinary shares in the capital of the Company with the rights, entitlements and privileges as set out under the Articles, which shall include shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares

“Tag-Along Shareholder” has the meaning given to it in Section 8.1.

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“Third Party Purchaser” has the meaning given to it in Section 7.1.

“TON” means Toncoin (ticker: TON).

“Transaction” has the meaning given to it in the Recitals.

“Transfer” in the context of a Transfer of Shares means, directly or indirectly, sell, assign, transfer, convey or otherwise dispose of a legal or beneficial interest in Shares or the creation of any trust or Encumbrance over Shares, and “Transferred” shall be construed accordingly.

“Transferor” has the meaning given to it in Section 10.1.

“Transferee” has the meaning given to it in Section 10.1.

“WAT” means the WAT token (ticker: WAT).

1.2	References to Sections and Schedules are to the Sections of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.3	This Agreement shall be binding on and ensure to the benefit of the Parties and their respective successors and permitted assigns, and references to a Party shall include that Party's successors and permitted assigns.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established. A reference to a person shall include a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.5	Unless expressly provided otherwise in this Agreement, a reference to writing or written includes email.

1.6	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.7	References to a document in agreed form are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.8	Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

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2.	Board Composition

2.1	The Board shall be responsible for the management of the Company and shall consist of three (3) members (each, a “Director"), amongst which:

(a)	ALP shall have the right to nominate two (2) Directors to the Board (the “ATON Directors”) for so long as it holds at least fifty per cent (50%) of the total share capital of the Company; and

(b)	Animoca Brands shall have the right to nominate one (1) Director to the Board (the “Animoca Directors”) for so long as it holds at least thirty per cent (30%) of the total share capital of the Company.

2.2	The Chairman of the Board shall be appointed by a majority of Directors. The Chairman shall not have any casting vote at any Board meeting.

2.3	A Shareholder may remove a Director appointed by it and appoint a new Director as successor by notice in writing to the Company and the other Shareholder(s). Each of the Shareholders agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting Control, from time to time and at all times, in whatever manner as shall be necessary to ensure the nomination, replacement and dismissal of a Director as instructed by the other Shareholder that is entitled to make such nomination, replacement and dismissal in accordance with Section 2.1.

2.4	No Director may be appointed or removed otherwise than pursuant to this Section 2 or in accordance with Applicable Laws.

2.5	Subject to Applicable Laws and applicable fiduciary duties, the Shareholders shall procure that the Directors appointed by them shall duly perform their duties at the Board and exercise their voting rights in accordance with, and so as to give effect to, the terms of this Agreement.

3.	Proceedings of Board meetings and Board Reserved Matters

3.1	The quorum for a meeting of the Board shall be a simple majority of the total number of Directors, including at least one (1) Animoca Director. In the event that a meeting of the Board duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least five (5) Business Days' notice shall be given to the Board in relation to such adjourned meeting. The quorum at an adjourned meeting of the Board shall be any two (2) Directors, including at least one (1) Animoca Director.

3.2	Any Director shall be entitled to convene a meeting of the Board. Meetings of the Board shall be held at such times and at such place as the Board may from time to time determine, and in any event held at least once every three (3) months. No Board meeting shall normally be convened on less than five (5) Business Days’ notice, unless all of the Directors agree to a shorter notice period.

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3.3	Each notice of a Board meeting shall specify the time, date and place of the proposed Board meeting and shall include a reasonably detailed agenda, accompanied by any relevant documents, and be sent by courier or email. Where a Board Reserved Matter will be tabled to the Board at a meeting of the Board, the notice shall also include all such information and documents as may be necessary for the Directors to form an informed view on the Board Reserved Matter.

3.4	The Directors may participate in a meeting of the Board or of any committee thereof by means of telephone conference, video conference or similar communications by means of which all persons participating in the meeting can hear each other. A Director participating in a meeting pursuant to this provision shall be deemed to be present in person at such meeting and shall constitute quorum for the purpose of Section 3.1.

3.5	Unless otherwise required by Applicable Laws and subject to Section 3.6 the Board shall adopt resolutions by way of either:

(a)	a resolution approved by a simple majority of the number of Directors (voting in person or through attendance and voting by proxy as authorised in writing by the relevant Director) attending a duly convened and constituted meeting of the Board; or

(b)	a resolution in writing signed by all Directors.

3.6	Notwithstanding anything to the contrary herein, the approval of at least one (1) Animoca Director is required to pass any Board Resolution in respect of any Board Reserved Matter.

3.7	The Company shall reimburse the Directors with reasonable costs and out-of-pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

4.	Proceedings of Shareholders’ meetings and Shareholder Reserved Matters

4.1	The quorum for a Shareholders’ meeting of the Company shall be two (2) Shareholders, including ALP and Animoca Brands. In the event that a meeting of Shareholders duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least five (5) Business Days’ written notice shall be given to the Shareholders in relation to such adjourned meeting.

4.2	Meetings of the Shareholders shall be held at least once per fiscal year and whenever necessary. Any Shareholder is entitled to convene a meeting of the Shareholders, and notice of such meeting shall be provided to all Shareholders no later than five (5) Business Days prior to the date of such meeting unless otherwise agreed by all Shareholders.

4.3	Each notice of a Shareholders’ meeting shall specify the time, date and place of the proposed Shareholders’ meeting and shall include a reasonably detailed agenda, accompanied by any relevant documents, and be sent by courier or email. Where a Shareholder Reserved Matter will be tabled to Shareholders at a Shareholders’ meeting, the notice shall also include all such information and documents as may be necessary for the Shareholders to form an informed view on the Shareholder Reserved Matter.

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4.4	Save as provided under Section 4.5 or as otherwise required under Applicable Laws, a decision of the Shareholders shall mean either:

(a)	a resolution approved by the affirmative vote of holders of more than fifty percent (50%) of the Shares entitled to vote thereon (voting in person or by proxy) at a duly convened and constituted meeting of the Shareholders; or

(b)	a resolution in writing signed by all Shareholders.

4.5	Each Shareholder shall procure that no action is taken and no resolution is passed by any Group Company, and that any Group Company shall not take any action, in respect of any of the Shareholder Reserved Matters without the prior written consent or affirmative vote of Animoca Brands.

5.	Pre-Emptive Rights

5.1	Subject to Applicable Laws and Section 4.5, if the Company wishes to issue any new Shares (the “New Shares”), the Company shall give each Shareholder prior written notice (an "Issuance Notice") of such intention prior to the proposed date of consummation of the proposed issuance (the "Issuance Date"). The Issuance Notice shall set forth:

(a)	the type of New Shares proposed to be issued and the material terms and conditions of the proposed issuance;

(b)	the proposed amount and form of consideration to be paid by any proposed subscriber and the terms and conditions of payment offered by any proposed subscriber (if any);

(c)	the aggregate number of New Shares proposed to be issued; and

(d)	the Issuance Date.

5.2	Each Shareholder shall have no less than thirty (30) days after the receipt of the Issuance Notice (the “Pre-emptive Exercise Period”) to elect to subscribe for up to its Relevant Proportion of the New Shares at the price and upon the terms specified in the Issuance Notice by giving written notice (the “Pre-emptive Exercise Notice”) to the Company and stating therein the quantity of New Shares to be subscribed.

5.3	Each Shareholder who has delivered a Pre-emptive Exercise Notice in accordance with Section 5.2 shall pay for and complete the subscription within thirty (30) days after the date of its Pre-emptive Exercise Notice (the “Pre-emptive Completion Period”).

5.4	If a Shareholder does not deliver a Pre-emptive Exercise Notice within the Pre-emptive Exercise Period or does not subscribe for all of its Relevant Proportion of the New Shares or fails to pay for or complete the subscription within the Pre-emptive Completion Period, the Company shall be free to issue the New Shares which have not been accepted or subscribed by such Shareholder to any third party, provided that the New Shares shall not be issued on more favourable terms than those offered to each Shareholder. The Company shall have sixty (60) days thereafter to complete the issue of the New Shares described in the Issuance Notice with respect to which the pre-emptive rights hereunder were not exercised. In the event that the Company has not issued and sold such New Shares within such sixty (60) day period, then the Company shall not thereafter issue or sell any New Shares without again first offering such New Shares to each Shareholder pursuant to Sections 5.1 to 5.3 (inclusive).

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5.5	Any issuance of New Shares to a third party in accordance with Section 5.4 shall be conditional upon such third party first entering into a Deed of Adherence.

6.	Transfer Restrictions

6.1	No Shareholder may Transfer any Shares to any person except where required or permitted to do so pursuant to and in compliance with the Articles or this Agreement (including without limitation Section 7).

6.2	No Shareholder may Transfer Shares to any person who is not a party to this Agreement, unless such person has executed a Deed of Adherence confirming to the other Shareholder(s) that it shall be bound by this Agreement as a Shareholder.

6.3	Notwithstanding any of the foregoing, a Shareholder may at any time Transfer any of its Shares to its Affiliates, provided that:

(a)	the transferee duly executes a Deed of Adherence;

(b)	the transferee provides clear evidence and represents to the Company that it is an Affiliate of the Shareholder that intends to have its Shares Transferred to such transferee; and

(c)	the transferee undertakes to promptly transfer all its Shares back to the Shareholder that intends to have its Shares Transferred to such transferee after it ceases to become an Affiliate of such Shareholder.

6.4	Without prejudice to the generality of Sections 6.1 or 6.2 and the definition of “Transfer”, no Shareholder shall circumvent or permit to be circumvented, or avoid, or permit to be avoided, the provisions of this Section 6 by Transferring any indirect beneficial interest in the Shares through the disposal of shares in a holding company directly or indirectly holding such Shares (which disposal will result in a change of Control in such holding company) and any such Transfer of an indirect beneficial interest in the Shares shall be treated as a Transfer of Shares.

7.	Right of First Refusal

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7.1	In the event that any Shareholder (the “Selling Shareholder”) proposes to Transfer any Shares to any third party purchaser who is not a Shareholder or an Affiliate of any Shareholder (a “Third Party Purchaser”) pursuant to a bona fide offer, the Selling Shareholder shall promptly send a written notice (a “ROFR Notice”) to the other Shareholders stating:

(a)	the number of Shares proposed to be Transferred (the “ROFR Shares”);

(b)	the proposed purchase price per Share (the “ROFR Price”);

(c)	the material terms and conditions of such Transfer; and

(d)	the name and other reasonable details of the Third Party Purchaser.

7.2	Such ROFR Notice shall constitute an offer by the Selling Shareholder to the other Shareholder(s) to sell to the other Shareholder(s) the total number of the ROFR Shares. The other Shareholder(s) shall each have the right (but not the obligation) (the “Right of First Refusal”) to purchase all (but not less than all) of the ROFR Shares at a purchase price per Share equal to the ROFR Price and upon terms and conditions no less favourable than those specified in the ROFR Notice.

7.3	Each of the other Shareholder(s) may (but are not obligated to) exercise the Right of First Refusal by giving a written notice (the “ROFR Acceptance Notice”) to the Selling Shareholder within thirty (30) days from the date of receipt of the ROFR Notice (the “ROFR Period”), specifying the number of ROFR Shares that it accepts to purchase. The failure by any Shareholder to give a ROFR Acceptance Notice within the ROFR Period shall be deemed to be a waiver of its Right of First Refusal. Where there is more than one Shareholder who has delivered a ROFR Acceptance Notice, each such Shareholder shall be entitled to purchase its pro rata share of the ROFR Shares, where “pro rata share” means each such Shareholder’s existing holding of Shares as a proportion of the total number of Shares held by all such Shareholders who have delivered a ROFR Acceptance Notice.

7.4	Any sale pursuant to the exercise of the Right of First Refusal shall be consummated within thirty (30) days after the expiry of the ROFR Period (or such other date as may be agreed between the relevant parties to such sale).

7.5	If no Right of First Refusal is validly exercised within the ROFR Period, then the Selling Shareholder may sell to the Third Party Purchaser named in the ROFR Notice the ROFR Shares at a price per Share no less than the ROFR Price and on terms and conditions that are no more favourable to the Third Party Purchaser than those specified in such ROFR Notice. If such sale is not consummated within two (2) months from the date of expiry of the ROFR Period, the Right of First Refusal shall be deemed to be revived and such ROFR Shares shall not be offered or otherwise made subject to any Transfer until and unless first re-offered to the other Shareholder(s) in accordance with this Section 7.

8.	Tag-Along Right

8.1	For so long as ALP holds more than fifty per cent (50%) of the total Shares of the Company, in the event that ALP (the “Selling Shareholder”) proposes to Transfer Shares representing thirty per cent (30%) or more of all issued Shares of the Company to a Third Party Purchaser (the “Proposed Transfer”), Animoca Brands (the “Tag-Along Shareholder”) shall have the right, but not the obligation, to participate in the Proposed Transfer in accordance with the provisions hereunder. Such right shall be exercisable by way of the delivery of written notice to the Selling Shareholder, specifying the number of Shares that the Tag-Along Shareholder intends to sell, at the same price per Shares and on the same terms as the Proposed Transfer.

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8.2	The Selling Shareholder shall use reasonable efforts to procure that the Third Party Purchaser shall purchase not only the Shares that the Selling Shareholder intends to sell, but also the Shares specified by the Tag-Along Shareholder at the same price per Share and on the same terms as the Proposed Transfer. If the Selling Shareholder and the Third Party Purchaser fail to reach an agreement, then the number of the Shares to be purchased by the Third Party Purchaser shall be allocated between the Selling Shareholder and the Tag-Along Shareholder based on the respective proportion of the number of Shares held by each such Shareholder compared to the total number of Shares held by the Selling Shareholder and the Tag-Along Shareholder.

8.3	Immediately prior to completion of the sale of Shares by the Selling Shareholder and the Tag-Along Shareholder, the Tag-Along Shareholder shall transfer the legal and beneficial title to its relevant Shares to the Third Party Purchaser free from Encumbrance, in accordance with Applicable Laws and with the benefit of all rights attaching to them as at the date of transfer.

8.4	Where the Third Party Purchaser refuses to purchase Shares from the Tag-Along Shareholder exercising its tag-along right hereunder, the Selling Shareholder shall not Transfer to the Third Party Purchaser any of its Shares.

8.5	The provisions of this Section 8 shall apply subject to and after completion of the procedure set out in Section 7.

9.	Drag-Along Right

9.1	Subject to Sections 6 to 8 and only for so long as ALP holds more than fifty per cent (50%) of the total Shares of the Company, if ALP receives an all cash offer from any bona fide third party purchaser who is not an Affiliate of ALP (the “Proposed Purchaser") to acquire all of its Shares and if ALP has decided to sell all (but not some only) of its Shares (the “Proposed Shares”) to the Proposed Purchaser, ALP shall have the right, but not the obligation (the “Drag-Along Right”), by serving notice in writing, to require the other Shareholder(s) to each sell all of their Shares to the Proposed Purchaser at the same price per Share and on terms and conditions no less favourable than those offered by the Proposed Purchaser to ALP (the “Drag-Along Notice”).

9.2	The Drag-Along Right shall be exercised as follows:

(a)	the Drag-Along Notice shall specify: (i) the number of Shares required to be Transferred by the other Shareholder(s) (such Shares being the “Dragged Shares”); (ii) the price per Share; and (iii) all other material terms and conditions of the sale including the proposed completion date for the Transfer;

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(b)	ALP shall have a period of sixty (60) days from the date of delivery of the Drag-Along Notice to complete the Transfer of the Proposed Shares and the Dragged Shares on terms and conditions not less favourable than those set forth in the Drag-Along Notice; and

(c)	immediately prior to completion of the Transfer of the Dragged Shares, the other Shareholder(s) shall each transfer the legal and beneficial title to their Dragged Shares to the Proposed Purchaser free from Encumbrance in accordance with Applicable Laws and with the benefit of all rights attaching to them as at the date of transfer.

9.3	The cash consideration for which the Dragged Shareholder(s) shall be obliged to sell their Dragged Shares pursuant to the provisions hereunder shall be no less than the Fair Value per Share.

10.	Completion of Transfer

10.1	If any Shareholder (the “Transferor”) Transfers any Shares (the “Relevant Shares”) to any person (the “Transferee”) under any provision of this Agreement then at the relevant date of completion of such Transfer, the Transferor and Transferee shall comply with the following provisions.

10.2	The Transferor shall Transfer the Relevant Shares to the Transferee free from all Encumbrances and shall deliver to the Transferee:

(a)	a duly executed instrument of transfer, stock transfer form and/or share transfer agreement in respect of the Relevant Shares in favour of the Transferee;

(b)	an irrevocable power of attorney executed by the Transferor in favour of the Transferee to enable the Transferee (pending registration of the transfer of the Relevant Shares from the Transferor to the Transferee) to exercise all voting and other rights attaching to the Relevant Shares (if applicable); and

(c)	the original share certificate(s) in respect of the Relevant Shares (if applicable).

10.3	Each of the Transferor and Transferee shall sign all documents and take all other action reasonably necessary to enable the Transferee to become the registered and beneficial owner of the Relevant Shares.

10.4	The Transferee shall pay the aggregate purchase price for the Relevant Shares to the Transferor or as the Transferor directs in writing in immediately available funds by electronic transfer for same day value to the bank account nominated in writing by the Transferor.

10.5	The Transferee shall (if it is not already a party to this Agreement) enter into a Deed of Adherence.

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11.	Intellectual Property

11.1	Each Party retains ownership of all Intellectual Property Rights owned or developed by it independently of or outside the scope of this Agreement. Each Party may grant the other limited, non-exclusive rights to use its Intellectual Property Rights such as its name and logo solely for approved marketing and advertising campaigns in connection with the Purpose or the other matters set out in this Agreement, subject always to such Party’s brand guidelines and prior written approval (not to be unreasonably withheld or delayed).

11.2	Without the prior written consent of a Shareholder, neither the Company nor any other Shareholder(s) shall acquire any right or interest in the Intellectual Property Rights of such Shareholder, including (without limitation) through any modification, improvement or adaptation of any Intellectual Property of such Shareholder, or the creation of any derivative works based on any Intellectual Property of such Shareholder.

11.3	Any joint ownership of any Intellectual Property Rights arising from any of the activities under this Agreement (“Joint IPR”) and any matters concerning the protection, registration, use, exploitation or licensing of any Joint IPR shall be subject to express written agreement between the relevant Parties.

12.	Information Rights

12.1	The Company shall prepare and deliver to each Shareholder:

(a)	within twenty (20) days after the end of each calendar month, unaudited consolidated monthly financial statements of the Group Companies;

(b)	within thirty (30) days after the end of each calendar quarter, quarterly unaudited consolidated management accounts, comprising the unaudited consolidated balance sheet and profit and loss statement of the Group Companies made up to the last day of the immediately preceding quarter;

(c)	within sixty (60) days after the end of each financial year, annual audited consolidated accounts of the Group Companies (audited by an internationally reputable firm of independent certified public accountants);

(d)	at least thirty (30) days before the beginning of each financial year, a proposed annual business plan, budget and trading forecasts of the Group Companies for that financial year (the “Business Plan”); and

(e)	as promptly as reasonably practicable, any material adverse event affecting the Company or any Group Company (such as any material litigation or government enquiry) as well as any information reasonably required by any of the Current Shareholders in respect of the Company or any Group Company from time to time.

12.2	The Company shall maintain proper books, accounts and records in accordance with generally accepted accounting principles and Applicable Laws or as may be required by its auditors.

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12.3	After giving reasonable notice and no later than ten (10) Business Days' notice to the Company, any Shareholder may (or cause an agent or representative of such Shareholder to):

(a)	have full access to, inspect, and take photocopies of, all the books, accounts, financial and other records of any Group Company;

(b)	have full access to such management and personnel of any Group Company as may be reasonably requested by such Shareholder for the purpose of obtaining or evaluating information regarding the business, operations, financial position and prospects of such Group Company; and

(c)	have full access to the sites, premises and facilities of any Group Company.

13.	Conflicts with Articles

13.1	If any provision of the Articles at any time conflicts with any provision of this Agreement, this Agreement shall prevail as among the Shareholders and the Parties shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment, waiver or suspension of the relevant provision of the Articles to the extent necessary to permit the Company and its affairs to be administered in accordance with the terms of this Agreement.

14.	Warranties

14.1	Each Party warrants to the other Parties that:

(a)	this Agreement shall constitute a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms. The Party has obtained all corporate approvals for the execution of this Agreement and has the authority and capacity to execute this Agreement and to perform its obligations hereunder;

(b)	the execution and performance of this Agreement by the Party does not conflict with any Applicable Laws, contract or other restriction under which it is obligated;

(c)	the Party is legally formed and operating under the laws of the jurisdiction of its incorporation and its representative has the authority and capacity to sign and perform this Agreement; and

(d)	the entry and delivery of, and the performance by the Party of this Agreement will not result in any breach of any provision of its constitutional documents or result in any claim by a third party against the other Party.

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15.	Events of Default

15.1	The occurrence of any of the following circumstances with respect to a Shareholder (“Defaulting Shareholder”) shall constitute an event of default hereunder of the Defaulting Shareholder (each, an “Event of Default”):

(a)	The Defaulting Shareholder commits a material breach under this Agreement and such material breach (i) is not curable or (ii), if curable, has not been cured within thirty (30) days from the date of the Defaulting Shareholder’s receipt of a notice from any of the other Shareholders requiring cure of such material breach;

(b)	The Defaulting Shareholder is subject to an Insolvency Event;

(c)	The Defaulting Shareholder sells, transfers, leases or otherwise disposes the whole or substantially the whole of its assets or businesses; and/or

(d)	A change of Control occurs with respect to the Defaulting Shareholder,

provided that any redomiciliation or other similar event in respect of the direct or indirect holding company of Animoca Brands shall not under any circumstances constitute an Event of Default.

15.2	Upon occurrence of an Event of Default in respect of a Defaulting Shareholder, the other shareholder(s) (the “Non-Defaulting Shareholders”) shall have the right to require the Defaulting Shareholder to sell all of its Shares to the Non-Defaulting Shareholders at a price per Share equal to ninety per cent (90%) of the Fair Value per Share. If more than one Non-Defaulting Shareholder intends to exercise such right, the number of Shares to be acquired by each such Non-Defaulting Shareholder will be allocated based on the proportion of the number of Shares held by it compared to the total number of Shares held by all such Non-Defaulting Shareholders.

16.	Confidentiality and Announcements

16.1	Each Party shall keep confidential and shall not disclose to any third party any Confidential Information, except to its Representatives who have a need to know such information for the purposes of the performance of this Agreement or the enforcement of rights under this Agreement (the “Permitted Purposes”), provided that such Representatives are informed of the confidential nature of such Confidential Information and are bound by confidentiality obligations no less protective than those contained herein.

16.2	Each Party shall use any other Party’s Confidential Information only for the Permitted Purposes.

16.3	The obligations in this Section 16 shall not apply to Confidential Information that:

(a)	enters the public domain through no fault of the Receiving Party;

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(b)	is communicated to the Receiving Party by a third party under no obligation of confidentiality;

(c)	has been independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party; or

(d)	was in the Receiving Party's lawful possession prior to disclosure and had not been obtained either directly or indirectly from the Disclosing Party.

16.4	If any Confidential Information is required to be disclosed by the Receiving Party pursuant to any Applicable Law or any order or requirement from any court or tribunal or any government or regulatory body, the Receiving Party shall (to the extent legally permissible) promptly notify the Disclosing Party in writing of such requirement and allow the Disclosing Party a reasonable time to oppose such requirement, and the Receiving Party shall disclose only the minimum portion of the Confidential Information that it is required to disclose.

16.5	No Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement (or any matters relating thereto) without the prior written consent of the other Parties.

16.6	The obligations in this Section 16 shall survive for one (1) year following termination or expiry of this Agreement.

17.	Term and Termination

17.1	This Agreement will commence on the Effective Date and continue until terminated in accordance with this Section 17.

17.2	This Agreement shall be terminated automatically upon:

(a)	the date all Parties agree in writing to terminate this Agreement;

(b)	with respect to any particular Shareholder, the date such Shareholder ceases to hold any Shares;

(c)	the date all Shares are held by one person; or

(d)	the date of liquidation or winding up of the Company.

17.3	Termination or expiry will not affect any rights or obligations accrued prior to termination or expiry of this Agreement, and those provisions which are expressed or intended to survive termination or expiration (including without limitation Section 16 and 18), which shall remain in full force and effect.

18.	Limitations on liability

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18.1	To the maximum extent permitted by Law and without limiting any other rights or remedies any Current Shareholder may have, each Current Shareholder’s aggregate liability to the other Current Shareholder shall be limited as follows:

(a)	the aggregate liability of any Current Shareholder for all Claims shall not exceed the Fair Value of all Shares held by such Current Shareholder; and

(b)	no Party shall be liable for any indirect, incidental, special, exemplary or consequential damages, or damages for lost profits, lost revenues, lost savings, lost business opportunity, loss of data or goodwill, service interruption, damage to reputation, changes in the price of any tokens, computer damage or system failure, whether based on warranty, contract, tort (including negligence), product liability or any other legal theory, and whether or not the other Parties have been informed of the possibility of such damage.

18.2	No Party shall be liable for a Claim unless the other Party has provided it with notice in writing summarizing the nature of the Claim (in so far as it is known) and, as far as it is reasonably practicable, the amount claimed, on or before the first (1st) anniversary of the date of occurrence of the relevant event or circumstance giving rise to the Claim.

19.	Further assurance

At its own expense, each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as may be required from time to time for the purpose of giving full effect to this Agreement.

20.	Assignment

No Party shall assign, transfer, novate, mortgage, charge, declare a trust in, or deal in any other manner with any or all of their rights and obligations under this Agreement without the prior written consent of the other Party. Any dealing in contravention of this Section shall be null and void ab initio.

21.	Entire agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings among them, whether written or oral, relating to the subject matter of this Agreement.

22.	Variation and waiver

22.1	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

22.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by Law is only effective if it is in writing.

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22.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by Law.

23.	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

24.	Notices

24.1	A notice given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post (or another next working day delivery service) in either case to that Party's registered office or sent by email to that Party’s specified email address.

24.2	A notice is deemed to have been received if delivered by hand, at the time the notice is left at the proper address, or if sent by email, at the time of receipt, or if sent by pre-paid first class post (or another next working day delivery service), on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00am to 6.00pm Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.

25.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but any such deletion shall not affect the validity and enforceability of the rest of this Agreement.

26.	Counterparts

26.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same instrument. In the event that any signature (in relation to this Agreement or any other document required to give effect to this Agreement) is delivered by email delivery of a “.pdf” or other similar format data file or in the event that said signature be an electronic or digital signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature or electronic or digital signature was an original thereof.

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27.	Governing law and jurisdiction

27.1	This Agreement shall be construed and enforced in accordance with the laws of Hong Kong without giving effect to applicable conflicts of laws principles.

27.2	Any dispute, controversy , difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one (1). The arbitration proceedings shall be conducted in English.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Effective Date.

For and on behalf of

Animoca Brands Limited

/s/ Alan Lau

Name: Alan Lau

Title: Chief Business Officer

For and on behalf of

Alpha Compute Corp.

/s/ Brittany Kaiser

Name: Brittany Kaiser

Title: Chief Executive Officer

For and on behalf of

Ga Mee Global Limited

/s/ Alan Lau

Name: Alan Lau

Title: Authorised Signatory

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Schedule 1 Form of Deed of Adherence

DEED OF ADHERENCE made on _______________

BETWEEN:

(1)	[NEW SHAREHOLDER], a company incorporated in [•] whose registered address is at [•] (the "New Shareholder"); and

(2)	[COMPANY], a company incorporated in [•] whose registered address is at [•] (the "Company").

RECITALS:

(A)	On _______________, the Company and its Shareholders entered into a shareholders agreement (as amended and supplemented from time to time) (the “Agreement”). Except as the context may otherwise require, all words and expressions defined in the Agreement shall have the same meanings when used in this Deed.

(B)	The New Shareholder wishes to have Transferred to it [insert number and description of shares] each in the capital of the Company (the "Shares") from [insert name of transferring shareholder] (the "Transferring Shareholder"). In accordance with the Agreement, the New Shareholder has agreed to enter into this Deed. [Note to Template: Amend as required if the New Shareholder will subscribe for new shares rather than have existing shares transferred to it.]

(C)	The Company enters into this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.	The New Shareholder confirms that it has been provided with a copy of the Agreement and all amendments, restatements and supplements thereto and hereby covenants to observe, perform and be bound by all the terms and conditions of the Agreement which are capable of applying to the New Shareholder to the intent and effect that the New Shareholder shall be deemed as, with effect from the date hereof, to be a Party to the Agreement as if the New Shareholder were an original Party to the Agreement.

2.	Each existing Shareholder and the Company shall be entitled to enforce the Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Transferring Shareholder (other than those that are non-assignable) under the Agreement in each case as if the New Shareholder had been an original party to the Agreement since the date thereof.

3.	The address and e-mail at which notices are to be served on the New Shareholder under the Agreement and the person for whose attention notices are to be addressed are as follows:

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New Shareholder For the attention of: [•]	Address: [•]	E-mail: [•]
4.	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

5.	This Deed shall take effect as a deed for the benefit of the Shareholders and the Company.

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IN WITNESS whereof, this Deed has been executed and delivered on the date first above written.

EXECUTED AS A DEED BY	)

[NEW SHAREHOLDER]	)

__________________________	Signature of director

__________________________	Name of director

__________________________	Signature of director/secretary

__________________________	Name of director/secretary

EXECUTED AS A DEED BY	)

[COMPANY]	)

__________________________	Signature of director

__________________________	Name of director

__________________________	Signature of director/secretary

__________________________	Name of director/secretary

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Schedule 2 Board Reserved Matters

1.	Any alteration of the composition or size of the Board.

2.	Any adoption or amendment of any Business Plan, or approval of any capital expenditure outside the scope of the approved Business Plan.

3.	Any material change in the nature of the Business or commencing any new business which is not ancillary or incidental to the Business.

4.	Any change of name of any Group Company.

5.	Any formation of any subsidiary or any acquisition of shares in any other entity or participating in any partnership or joint venture (incorporated or not).

6.	Any amalgamation or merger with any other entity.

7.	Any acquisition or disposal by any Group Company of any material asset.

8.	Any creation or grant any Encumbrance over the whole or any part of the Business, undertaking or assets of any Group Company or over any shares in any Group Company or agreeing to do so, other than Encumbrances arising in the ordinary course of business.

9.	Any borrowing or incurrence of debt or liability by any Group Company, or any creation or authorisation of the creation of any debt security by any Group Company.

10.	Any loan or granting any credit or giving any guarantee or indemnity, in each case other than in the ordinary course of business.

11.	Any entry into any arrangement, contract or transaction outside the normal course of Business or otherwise than on arm's length terms.

12.	Any entry into any contract that would be a Material Contract, or any amendment, termination or waiver of the performance of any obligation or liability under any Material Contract, where “Material Contract” means any contract which is of material importance to the Company or the Business, or any contract with or involving a value or consideration of no less than US$100,000.

13.	Any termination or delivery of notice of termination of any arrangement, contract or transaction which is of material importance to the Business, or materially varying any such arrangement, contract or transaction.

14.	Any grant of any Intellectual Property Rights (whether by licence or otherwise) by any Group Company

15.	Any material change to the strategy, tokenomics or holding in relation to GAMEE or WAT, or any sale, issuance, sponsorship, creation or distribution of any new digital tokens, cryptocurrency or other blockchain-based assets.

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16.	Any transaction by any Group Company with any related party, including without limitation any shareholder or director, or any company or business in which the any shareholder or director of has a financial interest.

17.	Any change of auditor or financial year end for any Group Company.

18.	Any material change in the accounting policies and principles adopted by ay Group in the preparation of its financial statements, except as required by Applicable Laws.

19.	Any declaration or distribution of any dividend, or making any other distribution (by way of capitalisation, repayment or in any other manner) by any Group Company.

20.	Any establishment or amendment of any profit-sharing, share option, bonus or other incentive scheme of any nature for directors, officers, employees, consultants or advisors of any Group Company.

21.	Any establishment or amendment of any pension scheme or granting any pension rights to any directors, officers, employees, consultants or advisors of any Group Company, or any member of any such person's family.

22.	Any dismissal or termination of any directors, officers, employees, consultants or advisors of any Group Company resulting in the incurrence of any redundancy or other costs in excess of US$150,000.

23.	Any employment, engagement or appointment of any directors, officers, employees, consultants or advisors of any Group Company on terms providing for compensation or remuneration in excess US$150,000 per annum, and any variation of any such employment, engagement or appointment terms.

24.	Institution of any legal proceedings, or settling or compromising any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against any Group Company, or submitting to arbitration or alternative dispute resolution any dispute involving any Group Company.

25.	Making any agreement with any revenue or tax authorities or making any claim, disclaimer, election or consent for tax purposes in relation to any Group Company.

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Schedule 3 Shareholder Reserved Matters

1.	Any amendment or variation of the memorandum or articles of association of any Group Company.

2.	Any amendment or variation of any rights attaching to any shares of any Group Company.

3.	Any issue of new shares or other alteration or restructuring of the capital structure of any Group Company.

4.	Any increase in the issued share capital of any Group Company, any grant of any option or other interest (in the form of convertible securities or in any other form) over or in the issued share capital of any Group Company.

5.	Any redemption, buyback, cancellation, reduction or repurchase of any shares, or decrease of, or other amendments or variations to, the share capital of any Group Company.

6.	Any voluntary liquidation, dissolution, winding up or similar proceedings of any Group Company.

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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Alpha Compute Corp

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-286961, 333-290827, 333-291341 and 333-291921), Form F-1 (No. 333-275229), and Form S-8 (Nos. 333-289199, 333-275842) of Alpha Compute Corp of our reports dated May 15, 2026 relating to the financial statements of Ga Mee Global Limited for the fiscal years ended December 31, 2025, 2024 and 2023, which reports appear in this Form 6-K of Alpha Compute Corp

MORISON LC PLT

/s/ MORISON LC PLT

Kuala Lumpur, Malaysia

May 27, 2026

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Alpha Compute Corp

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-286961, 333-290827, 333-291341 and 333-291921), Form F-1 (No. 333-275229), and Form S-8 (Nos. 333-289199, 333-275842) of Alpha Compute Corp of our reports dated May 20, 2026 relating to the IFRS standalone reporting of Gamee Mobile s.r.o. for the fiscal years ended December 31, 2025 and 2024, respectively, which reports appear in this Form 6-K of Alpha Compute Corp.

Please note that the accounting framework used and the purpose of preparation are described in the note 2 of the notes to this IFRS standalone reporting and the management of Gamee Mobile s.r.o. and of its shareholder should consider whether the reporting is suitable for the purpose they intend to use it.

TPA Audit s.r.o.

/s/ TPA Audit s.r.o.

Prague, Czech Republic

May 27, 2026

Exhibit 99.1

GA MEE GLOBAL LIMITED (72357475)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED 31 DECEMBER 2025, 31 DECEMBER 2024 AND 31 DECEMBER 2023

GA MEE GLOBAL LIMITED

TABLE OF CONTENTS

Statement by Directors	1
Report of Independent Registered Public Accounting Firm	2-3
Financial Statements:
Statement of Financial Position	4-5
Statement of Profit and Loss and Other Comprehensive Income	6
Statement of Changes in Equity	7
Statement of Cash Flows	8
Notes to Financial Statements	9-30

GA MEE GLOBAL LIMITED

STATEMENT BY DIRECTORS

The Directors of Ga Mee Global Limited state that, in their opinion, the accompanying financial statements are drawn up in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, so as to give a true and fair view of the financial position of the Company as at 31 December 2025, 31 December 2024 and 31 December 2023 and of the financial performance and the cash flows of the Company for the years ended on those dates.

The Board of Directors has, on the date of this statement, authorised these financial statements for issue

/s/ Yusuf Mohammedi Goolamabbas

Yusuf Mohammedi Goolamabbas
15 May 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE SHAREHOLDER AND THE BOARD OF DIRECTORS OF

GA MEE GLOBAL LIMITED (72357475)

(Incorporated in Hong Kong with limited liability)

Opinion on the Financial Statements

We have audited the accompanying financial statements of Ga Mee Global Limited, which comprises the statement of financial position of the Company as of 31 December 2025, 31 December 2024 and 31 December 2023, the statement of profit and loss and other comprehensive income, statement of changes in equity and statement of cash flows, for the years ended 31 December 2025, 31 December 2024 and 31 December 2023, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2025, 31 December 2024 and 31 December 2023, and the results of its operations and its cash flows for the years ended 31 December 2025, 31 December 2024 and 31 December 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss, had a capital deficiency and net current liabilities, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE SHAREHOLDER AND THE BOARD OF DIRECTORS OF

GA MEE GLOBAL LIMITED (72357475)

(Incorporated in Hong Kong with limited liability)

Basis for Opinion (Cont’d)

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MORISON LC PLT

MORISON LC PLT

Firm Number: 202206000028 (LLP0032572-LCA)

Chartered Accountants

KUALA LUMPUR, MALAYSIA
15 May 2026

We have served as the Company’s auditor since 17 April 2026

GA MEE GLOBAL LIMITED

STATEMENT OF FINANCIAL POSITION

ASSETS	Note	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Non-current asset
Intangible asset	5	2,704,992	2,704,992	2,704,992

Current assets
Amount due from a related company	9	-	26,171	15,000
Trade receivables	6	11,920	124,817	3,695
Other receivables	7	-	3,311,851	3,311,851
Cash and bank balances	8	165,525	127,424	27,669
		177,445	3,590,263	3,358,215
Total assets		2,882,437	6,295,255	6,063,207

EQUITY
Share capital		13	13	13
Accumulated losses		(6,267,078)	(4,589,495)	(4,149,338)
Total equity		(6,267,065)	(4,589,482)	(4,149,325)

GA MEE GLOBAL LIMITED

STATEMENT OF FINANCIAL POSITION (cont’d)

LIABILITIES	Note	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Non-current liability
Amount due to a related company	9	-	2,863,846	2,823,271

Current liabilities
Amount due to immediate holding company	9	5,793,652	7,974,475	7,078,100
Amount due to a related company	9	3,286,964	21,971	290,941
Other payables and accruals		68,886	24,445	20,220
		9,149,502	8,020,891	7,389,261
Total liabilities		9,149,502	10,884,737	10,212,532

Total equity and liabilities		2,882,437	6,295,255	6,063,207

The accompanying notes are an integral part of the financial statements.

GA MEE GLOBAL LIMITED

STATEMENT OF PROFIT AND LOSS AND OTHER COMPREHENSIVE INCOME

	Note	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Revenue	10	3,195,139	3,183,020	1,816,603
Cost of sales		(1,056,795)	(423,423)	(497,508)

Gross profit		2,138,344	2,759,597	1,319,095
Other income	11	29,105	63,334	35,523
Net changes on impairment on financial assets		(77,138)	-	-
Administrative expenses		(3,727,319)	(3,222,513)	(3,374,201)
Finance costs	13	(40,575)	(40,575)	(40,575)

Loss before taxation		(1,677,583)	(440,157)	(2,060,158)
Taxation	14	-	-	-
Loss after tax, representing total comprehensive loss		(1,677,583)	(440,157)	(2,060,158)

The accompanying notes are an integral part of the financial statements.

GA MEE GLOBAL LIMITED

STATEMENT OF CHANGES IN EQUITY

	Number of shares Unit	Share capital USD	Accumulated losses USD	Total USD
As at 1 January 2023	100	13	(2,089,180)	(2,089,167)
Net loss for the financial year, representing total comprehensive loss for the financial year	-	-	(2,060,158)	(2,060,158)
As at 31 December 2023	100	13	(4,149,338)	(4,149,325)

As at 1 January 2024	100	13	(4,149,338)	(4,149,325)
Net loss for the financial year, representing total comprehensive loss for the financial year	-	-	(440,157)	(440,157)
As at 31 December 2024	100	13	(4,589,495)	(4,589,482)

As at 1 January 2025	100	13	(4,589,495)	(4,589,482)
Net loss for the financial year, representing total comprehensive loss for the financial year	-	-	(1,677,583)	(1,677,583)

As at 31 December 2025	100	13	(6,267,078)	(6,267,065)

GA MEE GLOBAL LIMITED
STATEMENT OF CASH FLOWS

Cash flows from operating activities	Note	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Loss before taxation		(1,677,583)	(440,157)	(2,060,158)
Adjustments for:
Finance costs	13	40,575	40,575	40,575
Impairment loss on trade receivables	6	77,138	-	-
Interest income	11	(73)	(63)	(70)
Operating loss before working capital changes		(1,559,943)	(399,645)	(2,019,653)
Decrease/(Increase) in trade receivables		35,759	(121,122)	(3,695)
Decrease/(Increase) in other receivables		3,311,851	-	(303,286)
Decrease/(Increase) in amount due from a related company		26,171	(11,171)	(15,000)
Increase in other payables and accruals		44,441	4,225	20,220
(Decrease)/Increase in amount due to immediate holding company		(2,180,823)	896,375	2,213,177
Increase/(Decrease) in amount due to a related company		360,572	(268,970)	123,931
Cash generated from operating activities		38,028	99,692	15,694
Interest received		73	63	70

Net cash from operating activities		38,101	99,7.5.5	15,764

Net increase in cash and cash equivalents		38,101	99,755	15,764
Cash and cash equivalents at the beginning of the financial year		127,424	27,669	11,905
Cash and cash equivalents at the end of the financial year		165,525	127,424	27,669

The accompanying notes are an integral part of the financial statements.

GA MEE GLOBAL LIMITED (72357475)

Note 1. Corporate Information

General information

Ga Mee Global Limited is a limited liability company incorporated in Hong Kong. Its registered office is located at 28/F, Landmark South, 39 Yip Kan Street, Wong Chuk Hang, Hong Kong.

The principal activities of the company were the provision of advertisement in games.

The financial results, position, performance, and cash flows for the years ended 31 December 2025, 31 December 2024 and 31 December 2023 of the Company were authorised for issue by the Board of Directors on the date of the Statement by Directors.

Note 2: Basis of Presentation

Statement of Compliance

The financial statements for the years ended 31 December 2025, 31 December 2024 and 31 December 2023 of the Company have been prepared in accordance with International Accounting Standards (“IAS”) and International Financial Reporting Standards (“IFRS”) issued by International Accounting Standards Board (“IASB”).

The financial statements have been prepared under the historical cost convention, unless otherwise indicated in the significant policies below.

Adoption of new and amended statements

The Company has adopted all the new, revised IAS, IFRS and interpretations and amendments to IAS, IFRS issued by the IASB that are mandatory for financial year beginning on 1 January 2025.

Annual periods beginning on or after 1 January 2025

Amendments to IAS 21, “Lack of Exchangeability”

Note 2: Basis of Presentation (cont’d)

Standards issued but not yet effective

The following are accounting standards, amendments and interpretations of the IFRS framework that have been issued by the International Accounting Standards Board (“IASB”) but have not been adopted by the Group:

Annual periods beginning on/after 1 January 2026

Amendments to IFRS 7 and 9, “Classification and Measurement of Financial

Instruments” Amendments to IFRS 7 and 9, “Contracts Referencing Nature-dependent

Electricity”Annual Improvements to IFRS Accounting Standards—Volume 11

Annual periods beginning on/after 1 January 2027

IFRS 18, “Presentation in Financial Statements” (Original Issue)

IFRS 19, “Subsidiaries without Public Accountability: Disclosures”

Amendments to IFRS 19, “Subsidiaries without Public Accountability: Disclosures”

Amendments to IAS 21, “Translation to a Hyperinflationary Presentation Currency”

Effective date yet to be determined

Amendments to IFRS 10, “Consolidated Financial Statements” and IAS 28, “Investments in Associates and Joint Ventures” (Sale or Contribution of Assets between an Investor and its Associate or Joint Venture)

The Company intends to adopt the above new and amendments to IAS, IFRSs when they become effective.

The adoption of these new and amendments to IAS, IFRS pronouncements did not result in significant changes to the Group’s accounting policies and has no material effect on the amounts or the disclosures reported for the current or prior reporting periods.

Functional and presentation currency

The financial statements of the Company are presented in United States Dollars (“USD”) which is also the Company’s functional currency. All financial information presented in USD has been rounded to the nearest USD, unless otherwise stated.

Note 2: Basis of Presentation (cont’d)

Going concern assumption

As of 31 December 2025, the Company incurred a net loss of USD1,677,583 (2024: USD440,157; 2023: USD2,060,158) and, as of 31 December 2025, the Company has a capital deficiency USD6,267,065 (2024: USD4,589,482; 2023: USD4,149,325) and net current liabilities of USD8,972,057 (2024: USD4,430,628; 2023: USD4,031,046) as a result of losses incurred in the current and previous financial year. However, the financial statements of the Company have been prepared on the basis of accounting principles applicable to a going-concern. This going concern basis presumes that the Company will be able to operate profitably in the foreseeable future and financial support from the shareholder will continue to be made available to the Company and, consequently, the realisation of assets and the settlement of liabilities will occur in the ordinary course of business.

Note 3. Summary of Material Accounting Policies

The Company applies the material accounting policies set out below, consistently throughout all periods presented in the financial statements unless otherwise stated.

(a)       Intangible assets

Intangible assets acquired are measured initially at cost. Following initial acquisition, intangible asset is measured at cost less any accumulated impairment losses.

Intangible asset is tested for impairment annually, irrespective of whether there is any indication of impairment. The useful life of intangible asset is reviewed annually to determine whether the useful life assessment continues to be supportable. If not, the change in useful life from indefmite to finite is made on a prospective basis.

Intangible asset is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. The difference between the net disposal proceeds, if any and the net carrying amounts is recognised in the profit or loss in the year the asset is derecognised.

Note 3. Summary of Material Accounting Policies (cont’d)

(b)       Financial instruments

Financial assets and financial liabilities are recognised in the the Company’s statement of financial position when the Company become a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

(c)        Financial assets

All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

All recognised financial assets are measured subsequently in their entirety at either amortised cost or fair value, depending on the classification of the financial assets.

Classification of financial assets

Debt instruments that meet the following conditions are measured subsequently at amortised cost:

•                 the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•                 the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Debt instruments that meet the following conditions are measured subsequently at fair value through other comprehensive income (“FVTOCI”):

•                 the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling the financial assets; and

•                 the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount.

Note 3. Summary of Material Accounting Policies (cont’d)

(c)       Financial assets (cont’d)

Classification of financial assets (cont’d)

By default, all other financial assets are measured subsequently at fair value through profit or loss (“FVTPL”).

Despite the foregoing, the Company may make the following irrevocable election/designation at initial recognition of a financial asset:

•         the Company may irrevocably elect to present subsequent changes in fair value of an equity investment in other comprehensive income if certain criteria are met; and

•          the Company may irrevocably designate a debt instrument that meets the amortised cost or FVTOCI criteria as measured at FVTPL if doing so eliminates or significantly reduces an accounting mismatch.

Amortised cost and effective interest method

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period.

For financial assets other than purchased or originated credit impaired financial assets (i.e. assets that are credit impaired on initial recognition), the effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) excluding expected credit losses, through the expected life of the debt instrument, or, where appropriate, a shorter period, to the gross carrying amount of the debt instrument on initial recognition. For purchased or originated credit impaired financial assets, a credit adjusted effective interest rate is calculated by discounting the estimated future cash flows, including expected credit losses, to the amortised cost of the debt instrument on initial recognition.

The amortised cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortisation using the effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. The gross carrying amount of a financial asset is the amortised cost of a financial asset before adjusting for any loss allowance.

Note 3. Summary of Material Accounting Policies (cont’d)

(c)       Financial assets (cont’d)

Interest income is recognised using the effective interest method for debt instruments measured subsequently at amortised cost and at FVTOCI. For financial assets other than purchased or originated credit impaired financial assets, interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit impaired. For financial assets that have subsequently become credit impaired, interest income is recognised by applying the effective interest rate to the amortised cost of the financial asset. If, in subsequent reporting periods, the credit risk on the credit impaired financial instrument improves so that the financial asset is no longer credit impaired, interest income is recognised by applying the effective interest rate to the gross carrying amount of the financial asset.

For purchased or originated credit impaired financial assets, the Company recognise interest income by applying the credit adjusted effective interest rate to the amortised cost of the financial asset from initial recognition. The calculation does not revert to the gross basis even if the credit risk of the financial asset subsequently improves so that the financial asset is no longer credit impaired.

(d)        Financial liabilities

All financial liabilities are measured subsequently at amortised cost using the effective interest method.

Amortised cost

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) designated as at FVTPL, are measured subsequently at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

Note 3. Summary of Material Accounting Policies (cont’d)

(e)       Impairment of financial assets

The Company recognised an allowance for expected credit losses (“ECL”) for all debt instruments not held at FVTPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (“a lifetime ECL”).

(f)       Impairment of non-financial assets

Assets that have an indefinite useful life, such as goodwill or intangible assets not ready to use, are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation and depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit.

An impairment loss is recognised if the carrying amount of an asset or its related cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss unless it reverses a previous revaluation in which it is charged to the revaluation surplus.

Impairment losses recognised in prior periods are assessed at the end of each reporting period for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount since the last impairment loss was recognised. An impairment loss is reversed only to the extent that the asset’s carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Reversals of impairment losses are credited to profit or loss in the financial year in which the reversals are recognised.

Note 3. Summary of Material Accounting Policies (coned)

(g)      Cash and cash equivalents

Cash and cash equivalents comprise cash at bank which are subject to an insignificant risk of changes in value. For the purpose of the statement of cash flows, cash and cash equivalents are presented net of bank overdrafts and pledged deposits, if any.

(h)      Share capital

Ordinary shares are classified as equity. Other shares are classified as equity and/or liability according to the economic substance of the particular instrument. The transaction costs of an equity transaction are accounted for as a deduction from equity, net of tax. Equity transaction costs comprise only those incremental external costs directly attributable to the equity transaction which would otherwise have been avoided.

(i)        Revenue recognition

(i)       Revenue from contracts with customers

Revenue is recognised when the Company satisfied a performance obligation (“PO”) by transferring a promised good or services to the customer, which is when the customer obtains control of the good or service. A PO may be satisfied at a point in time or over time. The amount of revenue recognised is the amount allocated to the satisfied PO.

Revenue is recognised based on the price specified in the contract net of the rebates, discounts and taxes. Payment of the transaction price is due immediately at the point the customer purchases the goods.

The Company recognises revenue from the following sources:

Advertising income

The Company has contracts with customers to promote their business on the Company’s gaining platform GAMEE. Revenue is recognised at a point in time (i.e., upon completion of campaign) because this is when the customer benefits from the Company’s advertising service.

Sales income

Revenue from sales is recognised at the point in time when control of the good is transferred to the customer, generally on confirmation of blockchain, occurrence of subsequent sale or delivery of goods.

Note 3. Summary of Material Accounting Policies (cont’d)

(i)        Revenue recognition (cont’d)

(ii) Other revenue and income

Interest income

Interest income is recognised on an accrual basis using the effective interest method.

Note 4. Significant accounting judgements, estimates and assumptions

The preparation of the financial statements in conformity with IAS and IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the reporting dates. It also requires the use of certain critical accounting estimates and assumptions. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Judgements

In the process of applying the Company’s accounting policies, the directors are of the opinion which there are no instances of application of judgements that are expected to have a significant effect on the amounts recognised in the financial statements.

Key sources of estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next reporting period are set out below:

Useful life of intangible assets

The determination of the useful life of intangible assets requires management judgement as to whether the asset has a finite or indefinite useful life. In making this assessment, the Company considers factors including expected usage of the asset, technological and commercial obsolescence, industry trends, and the ability of the asset to generate future economic benefits. Intangible assets assessed as having an indefinite useful life are not amortised but are tested annually for impairment.

Note 4. Significant accounting judgements, estimates and assumptions (Cont’d)

Key sources of estimation uncertainty (cont’d)

Impairment of intangible assets

Impairment is measured by comparing the carrying amount of an asset with its recoverable amount. The recoverable amount is measured at the higher of the fair value less cost to sell for that asset and its value-in-use. The value-in-use is the net present value of the projected cash flow derived from that asset discounted at an appropriate discount rate. Changes to any of these assumptions would affect the amount of impairment.

Note 5: Intangible Asset

Intellectual property USD
Cost/Net carrying amount
At 1 January 2023/31 December 2023/31 December 2024/31 December 2025	2,704,992

Right-of-use of intellectual properties were acquired from a fellow subsidiary, Gamee Mobile s.r.o., on 1 February 2021. The Company acquired the GAMEE Project (“GAMEE”), which was developed by the fellow subsidiary, together with related trademarks and associated platform intellectual property.

The acquired right-of-use of intellectual property has been assessed by the Directors as having an indefinite useful life. In making this assessment, the Directors considered that there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows, taking into account the continued commercial viability and development of the blockchain-based gaming and digital engagement sector, as well as the platform-based nature of the GAMEE ecosystem which allows for continuous enhancement, expansion, and deployment of new gaming content without requiring replacement of the underlying infrastructure. The Directors further considered the Company’s established and expanding user base and strategic affiliation within the Animoca Brands Limited and its subsidiaries, which supports sustained engagement and monetisation through a recurring advertising-based revenue model operating across multiple digital platforms. In addition, the platform continues to be actively maintained and enhanced in accordance with its published development roadmap, supporting ongoing technological evolution rather than replacement of the core system. The Directors also noted that the underlying blockchain infrastructure supporting the platform is continuously evolving and does not, in itself, impose a finite operational life on the intellectual property.

The recoverable amounts of the intellectual property at the end of the financial year is determined from value in use calculations by discounting the future cash flows generated from the continuing use of the cash generating unit (“CGU”).

Note 5: Intangible Asset (Cont’d)

The key assumptions for the value in use calculations are those regarding the discount rates and growth rates during the period. Management estimates discount rates that reflect the current market assessments of the time value of money and the risks specific to the CGUs. The growth rates are based on past results and budgets done by management.

The Company prepares cash flow forecasts derived from the most recent financial forecasts approved by management for the next five (5) years. The rate used to discount the forecast cash flows is 6%.

As at 31 December 2025, any reasonably possible change to the key assumptions applied is not likely to cause the recoverable amounts to be below the carrying amounts of the respective CGUs. Having considered the above, the management is of the view that there is no impairment of intellectual property as at 31 December 2025.

Note 6: Trade Receivables

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Trade receivables	89,058	124,817	3,695
Less: Allowance for impairment losses	(77,138)	-	-
	11,920	124,817	3,695

Trade receivables are generally on 30 days term (2024: 30 days; 2023: 30 days). They are recognised at their original invoice amounts which represent their fair values on initial recognition. Other credit terms are approved on a case-by-case basis.

Movements in the impairment loss on trade receivables during the financial year are as follows:

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD

At beginning of the financial year	-	-	-
Impairment losses recognised	77,138	-	-
At end of the financial year	77,138	-	-

Note 6: Trade Receivables (Cont’d)

The aged analysis of trade receivables as at the end of the reporting period:

31 December 2025	Gross amount USD	Loss allowance USD	Net amount USD
Not past due
Current	11,920	-	11,920
Individually impaired	77,138	(77,138)	-
	89,058	(77,138)	11,920
31 December 2024
Not past due
Current	7,817	-	7,817
Past due
More than 90 days	117,000	-	117,000
	124,817	-	124,817
31 December 2023
Not past due
Current	3,695	-	3,695

The Company determines that a trade receivable is credit-impaired when the customer is experiencing significant financial difficulty and has defaulted in payments. Unless otherwise demonstrated, the Company generally considers a default to have occurred when the trade receivable is more than 120 days past due. The gross carrying amount of a credit-impaired trade receivable is directly written off when there is no reasonable expectation of recovery. This normally occurs when there is reasonable proof of customer insolvency.

The average credit loss rates were based on the payment profile of revenue over a period of 12 months and the corresponding historical credit losses experienced during the period. The rates were adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivables.

Trade receivables that are past due but not impaired are relate to a number of independent customers for whom there is no recent history of default.

Note 7: Other Receivables

The carrying amounts of other receivables approximated to their fair value as at 31 December 2025, 2024 and 2023. The expected credit losses as at 31 December 2025, 2024 and 2023 were considered to be minimal.

Note 8: Cash and Bank Balances

Cash and bank balances are placed with reputable financial institutions with low credit risk. Accordingly, their expected credit losses are not considered to be material and hence, have not been recognised.

Note 9: Amount Due From/(To) Related Companies

		31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Due from a related company	(a)	-	26,171	15,000
Due to a related company	(a)	(382,543)	(21,971)	(290,941)
Due to immediate holding company	(a)	(5,793,652)	(7,974,475)	(7,078,100)
Loan from a related company	(b)	(2,904,421)	(2,863,846)	(2,823,271)

(a)	The balances with related companies and immediate holding company are unsecured, interest-free and repayable on demand.

(b)	Loan from a related company is unsecured and matures on 1 February 2026. The interest rate (per annum) of the loan is 1.5% (2024: 1.5%; 2023: 1.5%).

Note 10: Revenue

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
At point in time
Revenue from contracts with customers
- Advertising income	3,154,427	2,895,878	1,485,749
- Sale income	40,712	287,142	330,854
	3,195,139	3,183,020	1,816,603

The timing of revenue recognition is at a point in time when the goods are delivered and accepted by customers.

Note 11: Other Income

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Bank interest income	73	63	70
Service income from a fellow subsidiary	29,032	63,245	35,453
Other income	-	26	-
	29,105	63,334	35,523

Note 12: Loss Before Taxation

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Service fees to a fellow subsidiary	3,437,141	3,051,379	3,339,495
Auditor’s remuneration	45,729	12,237	12,208
Impairment loss on trade receivables	77,138	-	-

Note 13: Finance Costs

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Interest on loan from a fellow subsidiary	40,575	40,575	40,575

Note 14: Taxation

No provision for Hong Kong profits tax has been made as the Company did not generate any assessable profits arising in Hong Kong during the year (2024: Nil; 2023: Nil).

A reconciliation of the tax expense applicable to loss before tax at the statutory rate to the tax expense at the effective tax rate is as follows:

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Loss before taxation	(1,677,583)	(440,157)	(2,060,158)
Tax at statutory tax rate of 16.5%	(276,801)	(72,626)	(339,926)
Income not subject to tax	(12)	(10)	(12)
Tax losses not recognised	276,813	72,636	339,938

The Company has tax losses arising in Hong Kong of USD 6,190,828 (2024: USD4,513,172; 2023: USD4,072,952) that are available indefinitely for offsetting against its future taxable profits. Deferred tax assets have not been recognised in respect of these losses as the Company has been loss-making for some time and it is not considered probable that taxable profits will be available against which the tax losses can be utilised.

Note 15: Related Party Disclosures

For the purposes of these financial statements, parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control or joint control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control. Related parties may be individuals or other entities.

Related parties also include key management personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Company either directly or indirectly. The key management personnel comprise the Director and management personnel of the Company, having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly.

Note 15: Related Party Disclosures (Cont’d)

Significant related party transactions

Related party transactions have been entered into in the normal course of business under negotiated terms. In addition to the related party balances disclosed elsewhere in the financial statements, the significant related party transactions between the Company and a related party are as follows:

	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Service income from a related company	29,032	63,245	35,453
Service fees to a related company	(3,437,141)	(3,051,379)	(3,339,495)
Interest expenses to a related company	(40,575)	(40,575)	(40,575)
Service recharge to immediate holding company	(61,919)	-	-

Note 16: Financial Instruments

(a)    Classification of financial instruments

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortised cost. The principal accounting policies in Note 3 describe how the classes of financial instruments are measured, and how income and expense, including fair value gains and losses, are recognised.

The following table analyses the financial assets and liabilities in the statement of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis:

At amortised cost	31 December 2025 USD	31 December 2024 USD	31 December 2023 USD
Financial assets
Amount due from a related company	-	26,171	15,000
Trade receivables	11,920	124,817	3,695
Other receivables	-	3,311,851	3,311,851
Cash and bank balances	165,525	127,424	27,669
	177,445	3,590,263	3,358,215
Financial liabilities
Amount due to immediate holding company	5,793,652	7,974,475	7,078,100
Amount due to a related company	382,543	21,971	290,941
Loan from a related company	2,904,421	2,863,846	2,823,271
Other payables and accruals	68,886	24,445	20,220
	9,149,502	10,884,737	10,212,532

(b)     Financial risk management objectives and policies

The Company standardised financial risk management policy is to ensure that adequate financial resources are available for the development of the Company whilst managing its financial risks, including credit risk, liquidity risk, foreign currency risk and interest risk. The Company operates within clearly defined guidelines that are approved by the Board and the Parent’s policy is not to engage in speculative transactions.

Note 16: Financial Instruments (cont’d)

(b) Financial risk management objectives and policies (cont’d)

The following sections provide details regarding the Company’s exposure to the abovementioned financial risks and the objective, policies and processes for the management of these risks.

(i)     Credit risk

Financial assets that are primarily exposed to credit risks are receivables, inter-company balances and cash and bank balances.

Credit risk is the risk of a financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company’s exposure to credit risk arises principally from the inability of its customers to make payments when due.

The carrying amounts of the financial assets recorded on the statement of financial position at the end of the reporting period represent the Company’s maximum exposure to credit risk.

(ii)    Liquidity risk

Liquidity risk refers to the risk that the Company will encounter difficulty in meeting its financial obligations as they fall due. The Company’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities.

The Company’s funding requirements and liquidity risk are managed with the objective of meeting business obligations on a timely basis. The Company finances its liquidity through internally generated cash flows and minimises liquidity risk by keeping committed credit lines available.

Note 16: Financial Instruments (cont’d)

(b) Financial risk management objectives and policies (cont’d)

(ii) Liquidity risk (cont’d)

Analysis of financial instruments by remaining contractual maturities

The table below summarises the maturity profile of the Company’s financial liabilities at the end of the reporting period based on undiscounted contractual payments:

31 December 2025	Total carrying amount USD	On demand or within 1 year USD	2 to 5 years USD	More than 5 years USD	Total undiscounted cash flow USD
Amount due to immediate holding company	5,793,652	5,793,652	-	-	5,793,652
Amount due to a related company	382,543	382,543	-	-	382,543
Loan from a related company	2,904,421	2,907,867	-	-	2,907,867
Other payables and accruals	68,886	68,886	-	-	68,886
	9,149,502	9,152,948	-	-	9,152,948
31 December 2024
Amount due to immediate holding company	7,974,475	7,974,475	-	-	7,974,475
Amount due to a related company	21,971	21,971	-	-	21,971
Loan from a related company	2,863,846	-	2,907,867	-	2,907,867
Other payables and accruals	24,445	24,445	-	-	24,445
	10,884,737	8,020,891	2,907,867	-	10,928,758

Note 16: Financial Instruments (cont’d)

(b) Financial risk management objectives and policies (cont’d)

(ii) Liquidity risk (cont’d)

Analysis of financial instruments by remaining contractual maturities (cont’d)

The table below summarises the maturity profile of the Company’s financial liabilities at the end of the reporting period based on undiscounted contractual payments: (cont’d)

31 December 2023	Total carrying amount USD	On demand or within 1 year USD	2 to 5 years USD	More than 5 years USD	Total undiscounted cash flow USD
Amount due to immediate holding company	7,078,100	7,078,100	-	-	7,078,100
Amount due to a related company	290,941	290,941	-	-	290,941
Loan from a related company	2,823,271	-	2,907,867	-	2,907,867
Other payables and accruals	20,220	20,220	-	-	20,220
	10,212,532	7,389,261	2,907,867	-	10,297,128

Note 16: Financial Instruments (cont’d)

(b) Financial risk management objectives and policies (cont’d)

(iii) Interest rate risk

The Company’s exposure to interest rate risk arises mainly from interest-bearing financial instruments, namely a loan from a related company. These instruments bear interest at fixed rates and, accordingly, the Company is not exposed to significant cash flow interest rate risk.

As the Company does not account for its fixed rate financial instruments at fair value through profit or loss, any change in interest rates at the end of the reporting period would not affect its profit or loss (and equity). No disclosure of sensitivity analysis is presented as there is no floating rate instrument outstanding as at end of the financial year.

(c)	Fair values of financial instruments

The carrying amounts of short-term receivables and payables and cash and cash equivalents approximate their fair value due to the relatively short-term nature of these financial instruments and insignificant impact of discounting.

(i)      Policy on transfer between levels

The fair value of an asset to be transferred between levels is determined as of the date of the event or change in circumstances that caused the transfer. There were no transfers between levels during current and previous financial period.

(ii)    Level I fair value

Level I fair value is derived from quoted prices (unadjusted) m active markets for identical assets or liabilities.

(iii)   Level 2 fair value

Level 2 fair value is estimated using inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

(iv)   Level 3 fair value

Level 3 fair values for the financial assets and liabilities are estimated using unobservable inputs.

Note 17: Capital Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholder and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Company may adjust the amounts of dividends paid to shareholder, return capital to shareholder, issue new shares or sell assets to reduce debt. The combining entities are not subject to any externally imposed capital requirements.

There were no changes in the Company’s approach to capital management during the financial year.

Note 18: Event After the Reporting Period

(i)	On 20 January 2026, the Company acquired 100% interest in Gamee Limited, a fellow subsidiary as at 31 December 2025, from the immediate holding company Animoca Brands Limited at a total consideration of EUR 4,505,000.

(ii)	On 19 March 2026, the Company and AlphaTON Capital Corp, a specialized digital asset treasury company focused on building a strategic TON reserve and public markets access to the high-growth Telegram ecosystem executed a Sale and Purchase Agreement. Under the terms and conditions set out in the Sale and Purchase Agreement, AlphaTon Capital Corp will acquire a 60% equity interest in the Company and 51% of the GAMEE (GMEE) and Watcoin (WAT) tokens held in the Company’s treasury.

Note 19: Date of Authorisation for Issue

The financial statements of the Company for the year ended 31 December 2025, 31 December 2024 and 31 December 2023 were authorised for issuance by the Board of Directors on 15 May 2026, in accordance with the Statement by Directors.

Exhibit 99.2

Gamee Mobile s.r.o.

Financial Statements

As of and for the year ended 31 December 2024

Independent Auditors' Report

To the Shareholder and Directors of Gamee Mobile s.r.o.

Identification of the Company: Gamee Mobile s.r.o.

Identification No.:	29103746
Registered Office:	Rašínovo nábřeží 71/10, 128 00 Prague 2, Czech Republic
Legal Form:	Limited Liability Company
File Number:	C 281545, Trade Register Court Prague

Opinion

We have audited the financial statements of Gamee Mobile s.r.o. ("the Company"), which comprise the balance sheet as of 31 December 2024, and the related statement of income, changes in stockholders' equity and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2024, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards („IFRS").

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS) and in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits, which include relevant ethical requirements in the United States of America and the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

TPA Audit s.r.o.

140 00 Prague 4, Antala Staška 2027/79

Tel.: +420 222 826 311, E-mail: audit@tpa-group.cz, www.tpa-group.cz

Branches: 746 01 Opava, Veleslavinova 240/8, 703 00 Ostrava, Ruská 83/24

ID: 60203480, Certificate no. 80 of the Chamber of Auditors of the Czech Republic,

Municipal Court in Prague, file no. C.25463

Albania | Austria | Bulgaria | Croatia | Czech Republic | Hungary
Montenegro | Poland | Romania | Serbia | Slovakia | Slovenia

Responsibilities of Management and Those Charged with Governance for the Financial Statements (continued)

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time; to disclose, as applicable, matters related to going concern; and to use the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS and ISAs will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS and ISAs, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

TPA Audit s.r.o.	Stránka 2 z 3

Auditors' Responsibilities for the Audit of the Financial Statements (continued)

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Prague, Czech Republic
20 May 2026

/s/ Pavel Pražák Auditor: Pavel Pražák Certificate No. 1968 KAČR	/s/ TPA Audit s.r.o. TPA Audit s.r.o. Antala Staška 2027/79, Praha 4 Certificate No. 080 KAČR

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2024

For the year ended 31 December In thousands of CZK	Note	2024	2023
Revenues from services	3	73 891	73 810
Other operating revenues		-	797
Total revenues		73 891	74 607
Costs of provided services	4	59 666	61 301
Payroll costs	4	8 957	7 400
Other operating costs	4	1 773	1 842
Operating result		3 495	4 064
Interest income		947	895
Interest expense		74	105
Other financial expenses – net (cost (+) / income (-))	5	5 393	1 279
Financial result		6 266	489
Profit or loss before tax		9 761	3 575
Income tax	6	726	1 723
Net result after tax		9 035	5 298
Profit for the year and total comprehensive income		9 035	5 298

1

Gamee Mobile s.r.o.

STATEMENT OF FINANCIAL POSITION

31 DECEMBER 2024

As of 31 December

In thousands of CZK	Note	31.12.2024	31.12.2023	31.12.2022
NON-CURRENT ASSETS
Non–current receivables		69 414	63 174	62 934
Other non-current assets		3 462	4 910	3 795
Non-current assets	7	72 876	68 084	66 729

CURRENT ASSETS
Trade receivables	8	12 733	17 838	16 292
Other receivables		3 201	1 937	1 558
Cash and bank balance	9	16 970	8 207	7 482
Current assets		32 904	27 982	25 332
Total assets		105 780	96 066	92 061

In thousands of CZK	Note	31.12.2024	31.12.2023	31.12.2022
EQUITY
Share capital		471	471	471
Other capital funds		118 063	118 063	118 063
Retained earnings		(33 386)	(42 389)	48 007
Total equity		85 148	76 145	70 527

NON-CURRENT LIABILITIES
Lease liability – long -term		1 069	1 881	2 634
Non-current liabilities		1 069	1 881	2 634

CURRENT LIABILITIES
Advances received		12 278	11 303	11 361
Trade payables		4 497	4 327	5 732
Lease liability – short-term		782	752	752
Other liabilities		2 006	1 658	1 055
Current liabilities	11	19 563	18 070	18 900
Total liabilities		20 683	20 004	21 534
Total equity and liabilities		105 780	96 066	92 061

2

Gamee Mobile s.r.o.

CASH FLOW STATEMENT

31 DECEMBER 2024

For the year ended 31 December

In thousands of CZK	2024	2023
Profit before tax	9 761	3 575
Adjustment for:
Other non-cash items	60	249
Interest income	(947)	(859)
Unrealised FX gains on translation of loan to mother company	(6 240)	(240)
Change in receivables	4 471	(6 528)
Change in liabilities	711	3 669
Cash generated from operations	7 816	(170)
Interest received	947	895
NET INCREASE IN CASH AND CASH EQUIVALENTS	8 763	725
Cash and cash equivalents at beginning of year	8 207	7 482
CASH AND CASH EQUIVALENTS AT END OF YEAR	16 970	8 207

3

Gamee Mobile s.r.o.

STATEMENT OF CHANGES IN EQUITY

31 DECEMBER 2024

In thousands of CZK	Share Capital	Other capital funds	Accumulated profit / (loss)	Total Equity
As at 1 January 2023	471	118 063	(47 687)	70 847
Profit for the year	-	-	5 298	5 298
As at 31 December 2023	471	118 063	(42 389)	76 145
Profit for the year	-	-	9 035	9 035
Other	-	-	(32)	(32)
At 31 December 2024	471	118 063	(33 386)	85 148

4

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

1.            CORPORATE INFORMATION

1.1 Description of the company

Company:	Gamee Mobile s.r.o. (hereinafter referred to as the "Company")
Identification number:	29103746
Date of Establishment:	The Company was registered into commercial register on 8 July 2010
Registered Office:	Rašínovo nábřeží 71/10, Vyšehrad, 128 00 Praha 2
Legal form:	Limited liability company
Subject of business:	Providing IT development services.
Country of incorporation:	Czech Republic
Accounting period:	1 January 2024 – 31 December 2024
Trade Register File Nr: Section C 281545, entry of the Commercial Register kept by the Regional Court in Prague

1.2 Members of the statutory bodies

The Statutory Director during both the current and comparative periods (2024 and 2023) was Robert William Hong-San Yung.

Božena Řežábová was proxy holder in 2023 and until 18 September 2024, Martin Žákovec is proxy holder starting from 18 September 2024.

1.3 Employees

In both 2024 and 2023, the Company had 3 employees (average FTE).

2.1            STATEMENT OF COMPLIANCE

The attached financial statements of the Company were prepared in accordance with International Financial Reporting Standards (IFRS).

2.2           BASIS OF PREPARATION

The accounting period for 2024 is the period of twelve months from 1 January 2024 to 31 December 2024.

These financial statements have been prepared under historical cost convention. These IFRS financial statements are presented in thousands of CZK (rounded using generally accepted methods), unless stated otherwise.

The Company's management, when preparing the financial statements, considered the going concern assumption. They concluded that the going concern assumption is not jeopardized. Therefore, the financial statements as of 31 December 2024 and for the year ended, were prepared on the basis that the Company will continue to operate as a going concern.

5

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

2.3          CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

The Company has adopted the following revised IFRSs, which are applicable to the Company for the first time in the current year’s financial statements.

Amendments to IFRS 16	Lease Liability in a Sale and Leaseback
Amendments to IAS 1	Classification of Liabilities as Current or Non-current (the “2020 Amendments”)
Amendments to IAS 1	Non-current Liabilities with Covenants (the “2022 Amendments”)

Amendments to IFRS 16 specify the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction to ensure the seller-lessee does not recognise any amount of the gain or loss that relates to the right of use it retains. Since the Company has no sale and leaseback transactions with variable lease payments that do not depend on an index or a rate occurring from the date of initial application of IFRS 16, the amendments did not have any impact on the financial position or performance of the Company.

The 2020 Amendments clarify the requirements for classifying liabilities as current or non-current, including what is meant by a right to defer settlement and that a right to defer must exist at the end of the reporting period. Classification of a liability is unaffected by the likelihood that the entity will exercise its right to defer settlement. The amendments also clarify that a liability can be settled in its own equity instruments, and that only if a conversion option in a convertible liability is itself accounted for as an equity instrument would the terms of a liability not impact its classification. The 2022 Amendments further clarify that, among covenants of a liability arising from a loan arrangement, only those with which an entity must comply on or before the reporting date affect the classification of that liability as current or non-current. Additional disclosures are required for non-current liabilities that are subject to the entity complying with future covenants within 12 months after the reporting period.

The Company has reassessed the terms and conditions of its liabilities as at 1 January 2023 and 2024 and concluded that the classification of its liabilities as current or non-current remained unchanged upon initial application of the amendments. Accordingly, the amendments did not have any impact on the financial position or performance of the Company.

2.4          ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Company has not early applied the revised IFRSs that have been issued but are not yet effective for the accounting year ended 31 December 2024 in these financial statements. Among these new and revised IFRSs, the following are expected to be relevant to the Company’s financial statements upon becoming effective:

IFRS 18	Presentation and Disclosure in Financial Statement[2]
IFRS 19	Subsidiaries without Public Accountability: Disclosures[2]
Amendments to IFRS 9 and IFRS 7	Amendments to the Classification and Measurement of Financial Instruments[1]
Annual improvements to IFRS Accounting and Standards – Volume 11	Amendments to IFRS 1, IFRS 7, IFRS 9, IFRS 10 IAS 7[1]

1 Effective for annual periods beginning on or after 1 January 2026

2 Effective for annual/reporting periods beginning on or after 1 January 2027

IFRS 18 replaces IAS 1 Presentation of Financial Statements. While a number of sections have been brought forward from IAS 1 with limited changes, IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Entities are required to classify all income and expenses within the statement of profit or loss into one of the five categories: operating, investing, financing, income taxes and discontinued operations and to present two new defined subtotals. It also requires disclosures about management-defined performance measures in a single note and introduces enhanced requirements on the grouping (aggregation and disaggregation) and the location of information in both the primary financial statements and the notes.

6

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

2.4            ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

Some requirements previously included in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors, which is renamed as IAS 8 Basis of Preparation of Financial Statements. As a consequence of the issuance of IFRS 18, limited, but widely applicable, amendments are made to IAS 7 Statement of Cash Flows, IAS 33 Earnings per Share and IAS 34 Interim Financial Reporting. In addition, there are minor consequential amendments to other IFRSs. IFRS 18 and the consequential amendments to other IFRSs are effective for annual periods beginning on or after 1 January 2027 with earlier application permitted. Retrospective application is required. The Company is currently analysing the new requirements and assessing the impact of IFRS 18 on the presentation and disclosure of the Company’s financial statements.

IFRS 19 allows eligible entities to elect to apply reduced disclosure requirements while still applying the recognition, measurement and presentation requirements in other IFRSs. To be eligible, at the end of the reporting period, an entity must be a subsidiary as defined in IFRS 10 Consolidated Financial Statements cannot have public accountability and must have a parent (ultimate or intermediate) that prepares consolidated financial statements available for public use which comply with IFRSs. Earlier application is permitted. The Company is currently considering the application of IFRS 19 in the financial statements.

Amendments to IFRS 9 and IFRS 7 clarify the date on which a financial asset or financial liability is derecognized and introduce an accounting policy option to derecognize a financial liability that is settled through an electronic payment system before the settlement date if specified criteria are met. The amendments clarify how to assess the contractual cash flow characteristics of financial assets with environmental, social and governance and other similar contingent features. Moreover, the amendments clarify the requirements for classifying financial assets with non-recourse features and contractually linked instruments. The amendments also include additional disclosures for investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features. The amendments shall be applied retrospectively with an adjustment to opening retained profits (or other component of equity) at the initial application date. Prior periods are not required to be restated and can only be restated without the use of hindsight. Earlier application of either all the amendments at the same time or only the amendments related to the classification of financial assets is permitted. The amendments are not expected to have any significant impact on the Company’s financial statements.

Annual Improvements to IFRS Accounting Standards – Volume 11 set out amendments to IFRS 1, IFRS 7 (and the accompanying Guidance on implementing IFRS 7), IFRS 9, IFRS 10 and IAS 7. Details of the amendments that are expected to be applicable to the Company are as follows:

•	IFRS 7 Financial Instruments: Disclosures: The amendments have updated certain wording in paragraph B38 of IFRS 7 and paragraphs IG1, IG14 and IG20B of the Guidance on implementing IFRS 7 for the purpose of simplification or achieving consistency with other paragraphs in the standard and/or with the concepts and terminology used in other standards. In addition, the amendments clarify that the Guidance on implementing IFRS 7 does not necessarily illustrate all the requirements in the referenced paragraphs of IFRS 7 nor does it create additional requirements. Earlier application is permitted. The amendments are not expected to have any significant impact on the Company’s financial statements.

•	IFRS 9 Financial Instruments: The amendments clarify that when a lessee has determined that a lease liability has been extinguished in accordance with IFRS 9, the lessee is required to apply paragraph 3.3.3 of IFRS 9 and recognise any resulting gain or loss in profit or loss. In addition, the amendments have updated certain wording in paragraph 5.1.3 of IFRS 9 and Appendix A of IFRS 9 to remove potential confusion. Earlier application is permitted. The amendments are not expected to have any significant impact on the Company’s financial statements.

•	IAS 7 Statement of Cash Flows: The amendments replace the term “cost method” with “at cost” in paragraph 37 of IAS 7 following the prior deletion of the definition of “cost method”. Earlier application is permitted. The amendments are not expected to have any impact on the Company’s financial statements.

7

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

2.5          MATERIAL ACCOUNTING POLICY INFORMATION

Business operations in foreign currency

The Company records foreign currency transactions at the exchange rate of the date of transaction. Any resulting foreign currency gains or losses are recognised in the income statement of the relevant fiscal year. Utilized foreign currencies are primarily EUR and USD, use and impact of other foreign currencies is not significant.

The foreign currency translation of balances in foreign currencies and of business operations (transactions) was done using the exchange rates as of the balance sheet date. The following exchange rates were used:

FX rates CZK	quantity	31.12.2024	31.12.2023
USD	1	24,237	22,376
EUR	1	25,185	24,725

Intangible Assets

Intangible fixed assets are initially measured at cost, which includes the purchase price and all expenses directly attributable to their acquisition.

Intangible fixed assets with an acquisition cost exceeding CZK 80,000 in 2024 and 2023 are amortised to expenses over their estimated useful lives. If the carrying amount of an intangible fixed asset decreases due to temporary non-use, damage, or other circumstances, the Company recognises an impairment allowance to reduce its value.

Financial assets

In accordance with IFRS 9, financial assets shall be classified in three categories: (i) measured at amortised cost, (ii) fair value through other comprehensive income (FVOCI) and (iii) fair value through profit or loss (FVTPL). The classification of financial assets under IFRS 9 is generally based on the business model in which a financial asset is managed and on its contractual cash flow characteristics. As financial instruments measured at amortized cost qualify only those, whose business model gives rise to cash flows that are solely payments of principal and interests. All other financial assets are measured at fair value through profit or loss.

Trade receivables that do not contain a significant financial component or for which the Company has applied the practical expedient of not adjusting the effect of a significant financial component are measured at the transaction price determined under IFRS 15. All the other financial assets are initially recognised at fair value plus transaction costs that are attributable to the acquisition of the financial assets, except in the case of financial assets recorded at fair value through profit or loss. Regular way purchases and sales of financial assets are recognised on the trade date, that is, the date when the Company commits to purchase or sell the assets.

(a) Classification and measurement

Debt instruments are measured at amortised cost using the effective interest rate method, subject to impairment if the assets are held for the collection of contractual cash flows where those contractual cash flows represent solely payments of principal and interest.

Debt instruments are measured at fair value through other comprehensive income if the assets’ contractual cash flows represent solely payments of principal and interest and the assets are held for collection of contractual cash flows and for selling the financial assets. Such financial assets are subsequently measured at fair value with any gains or losses from changes in fair value recognised in other comprehensive income, except for impairment losses and reversal, foreign exchange gains and losses and interest calculated using the effective interest rate method which are recognised in the statement of profit or loss. The cumulative gains or losses previously recognised in other comprehensive income are reclassified from other comprehensive income to the statement of profit or loss when the financial asset is derecognised.

8

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

2.5          MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Debt instruments that do not meet the criteria for amortised cost or as financial assets at fair value though other comprehensive income are measured at fair value through profit or loss. Interest income for these financial assets is included in finance income.

(b)           Impairment

The Company applies the expected credit loss model on all the financial assets that are subject to impairment. Impairment allowances are recognised under the general approach where expected credit losses are recognised in two stages. For credit exposures where there has not been a significant increase in credit risk since initial recognition, the Company is required to provide for credit losses that result from possible default events within the next 12 months. For those credit exposures where there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure irrespective of the timing of the default.

The Company considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

(c)           Derecognition

Financial assets are derecognised when the rights to receive cash flows from the assets have expired; or where the Company has transferred its contractual rights to receive the cash flows of the financial assets and has transferred substantially all the risks and rewards of ownership; or where control is not retained.

Receivables and other financial assets

Trade receivables from the provision of services, other receivables and other financial assets are measured initially at fair value, and thereafter at amortised cost, applying the effective interest-rate method with deduction for any reduction for impairments.

Other financial liabilities

Other financial liabilities, such as trade payables, are assigned to the category "financial liabilities at amortised cost" (FLAC) and measured upon receipt at fair value, and thereafter at amortised acquisition cost.

Provisions and contingent liabilities

Provisions are recognised if the Company has legal or constructive obligations towards a third party due to a past event and the obligation is likely to lead to an outflow of funds. Such provisions are stated at the value which can be determined by the best possible estimate at the time the financial statements are prepared.

Related parties

A party is considered to be related to the Company if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Company;
(ii)	has significant influence over the Company; or
(iii)	is a member of the key management personnel of the Company or of a parent of the Company;

or

9

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

2.5          MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Related parties (continued)

(b)            the party is an entity where any of the following conditions applies:

(i)	the entity and the Company are members of the same group;
(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);
(iii)	the entity and the Company are joint ventures of the same third party;
(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;
(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company;
(vi)	the entity is controlled or jointly controlled by a person identified in (a);
(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and
(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Company or to the parent of the Company.

Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks, and short-term highly liquid deposits with a maturity of generally within three months that are readily convertible into known amounts of cash, subject to an insignificant risk of changes in value and held for the purpose of meeting short-term cash commitments.

For the purpose of the statement of cash flows, cash and cash equivalents comprise cash on hand and at banks, and short-term deposits, as defined above, less bank overdrafts which are repayable on demand and form an integral part of the Company’s cash management.

Financial liabilities

Financial liabilities are initially recognised at the fair value of the consideration received less directly attributable transaction costs. After initial recognition, they are subsequently measured at amortised cost using the effective interest rate method.

Financial liabilities are derecognised when they are extinguished, i.e., when the obligation is discharged or cancelled, or expires.

Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognised when the control of services is transferred to the customers, at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. There are no variable components in the contract, the Company operates on a cost+ basis with other group entities.

Other income

Interest income is recognised on an accrual basis using the effective interest method by applying the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Deferred tax

Deferred tax is provided using the liability method, on temporary differences at the end of the reporting period arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Tax rates enacted or substantively enacted by the end of the reporting period are used to determine the deferred tax.

Deferred tax liabilities are provided in full while deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

10

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

3.             REVENUES

In thousands of CZK	2024	2023
Revenues from recharge of costs to a group entity	73 891	73 810
Other operating revenues	-	797
Total	73 891	74 607

The Company provides IT development services to related parties, where its costs are primarily staff costs provided by external parties (see below in note 4.Operating costs). Revenues represent recharge of the Company´s costs +5% mark-up. Revenues are recorded in the period, to which they relate. Contractual incentives are not used.

4.             OPERATING COSTS

In thousands of CZK	2024	2023
Costs of purchased services	59 666	61 065
Payroll costs	8 957	7 400
Other operating costs	1 773	1 842
Total	70 396	70 307

Costs of purchased services represent mainly externally sourced programming services. Payroll costs contain primarily management remuneration, including the social and health security charges.

5.             FINANCIAL COSTS AND INCOME

In 2024, other financial income represents primarily gain on the revaluation of the interest-bearing loan to a related party (ref.to note 7 below) in the amount of CZK 5.3 million (2023: loss on revaluation of the loan of CZK 0.7 million).

6.             INCOME TAX

In thousands of CZK	2024	2023
Profit / (loss) before tax	9 761	3 575
Deferred income tax expense (+) / income (-)	726	1 723
Net results after tax	9 035	5 298

The deferred income tax relates primarily to accumulated tax losses of prior years. The Company has tax losses of prior years in the total amount of CZK 17.7 million as at 31 December 2024, which can be utilised only until 2025. Given the tax losses of prior years, the Company did not have corporate income tax payable in 2024 and 2023.

11

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

7.             NON-CURRENT ASSETS

Non-current assets are primarily represented by an interest-bearing loan provided to a related party amounting to CZK 69,414 ths. (USD 2,864 ths.) as at 31 December 2024 (31 December 2023: CZK 63 174 ths., which equaled to USD 2,823 ths.). The carrying amount approximates the fair value.

Other non-current assets contain right of use for office space of CZK 2 145 ths. (31 December 2023: CZK 2 822 ths.) and deferred tax asset of CZK 997 ths. (31 December 2023: CZK 1 723 ths.) recognized as at 31 December 2024. Deferred tax asset was recognised primarily from accumulated tax losses, however, only in the amount that is expected to be utilised (CZK 4.5 million).

8.             RECEIVABLES

Trade receivables are represented primarily by a related party receivable amounting to CZK 12,708 ths. (USD 524 ths.); (31 December 2023: related party receivable of CZK 17,750 ths.). Trade and other receivables are current assets and are recognised without any necessary valuation adjustments, and as a result the carrying amount reflects their fair value.

9.             CASH AND BANK BALANCES

Cash and cash equivalents are represented primarily by cash in current bank accounts at Komerční banka a.s., denominated in CZK, USD and EUR. Cash and cash equivalents are current assets and are recognised without any necessary valuation adjustments and therefore the carrying amount reflects fair value.

10.           DEFFERED AND CURRENT TAXES

Deferred taxes are recognized on all temporary differences between the tax values of assets and liabilities and their carrying amount in the financial statements. Deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which it can be utilised.

Deferred tax is measured at the enacted tax rates that are expected to apply to the year when the underlying asset or liability will be settled.

The income tax expense for the year is calculated from the taxable income using the tax rate enacted and applicable in the Czech Republic. Current income tax assets and liabilities are measured at amounts which are expected to be received from or paid to the respective tax authority.

11.           CURRENT LIABILITIES

Current liabilities contain primarily an advance received from a related party for financing the working capital amounting to CZK 12,175 ths. (USD 502 ths.) as of 31 December 2024 (31 December 2023: advance received of CZK 11,303 ths.).

We consider the trade and other liabilities to be current and therefore their book value reflects also their fair value.

Lease liabilities represent a net present value of a liability for rent of office space.

12

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

12.           OPERATING LEASE CONTRACTS

The Company has reported the relevant operating lease agreements in accordance with IFRS 16. For the reporting of operating lease agreements, the Company has chosen to report only newly concluded contracts after 1 January 2019 in accordance with IFRS 16.

13.           DIRECTOR´S REMUNERATION

The statutory director did not receive any remuneration in respect of his services rendered to the Company during the years 2024 and 2023.

14.           JUDGMENTS AND ESTIMATES

When preparing the financial statements, the Company’s management uses judgments and estimates. These judgments and estimates affect the recognition and value of assets, liabilities, income, expenses and the information given in the notes.

15.           RELATED PARTY TRANSACTIONS

The Company had the following material transactions with related parties during the year:

In thousands of CZK	2024	2023
Revenues from provided services	71 049	72 770
Service fees paid	(1 379)	(1 040)
Interest income	947	895

Notes:

(i)	The revenues provided to a related party were based on the direct costs incurred, plus a mark-up of 5%.
(ii)	The service fees provided by a related party were based on the market price.
(iii)	Interest income on a loan provided to a related party, the interest rate (p.a.) on the loan was 1.5%. Details of the loan are included in the note 7 to the financial statements.

16.           FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Company’s exposure to market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk arises in the normal course of its business. These risks are managed by the Company’s financial management policies and practices described below:

Credit risk

Credit risk is the risk that the counterparty fails to keep their obligations resulting in the financial loss of the Company. The Company primarily minimises this risk by screening its counterparties, whereby currently the Company provides services primarily to a reliable related party.

Also the loan is provided exclusively to a company within the group (related party). Total credit risk is represented by the data presented for financial assets (loans and receivables) in the balance sheet.

Liquidity risk

Liquidity risk is the risk that financial liabilities cannot be settled at the time they are payable. An important aspect in managing the liquidity risk is to secure necessary cash position to be able to pay the Company’s financial liabilities when they are due. The Company manages its liquidity position by monitoring expected and actual cash inflows and outflows on a regular basis.

13

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2024

16.           FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Interest rate risk

Interest rate risk is the risk that the Company's position may be adversely affected by a change of market interest rates.

Except for the loan provided to a related party (ref.to note 7 above), where the interest rate risk is managed on the group level, the cash at bank balances and all the financial instruments of the Company were non-interest bearing, thus management considers that the exposure to interest rate risk is minimal.

Currency risk

Currency risk is a subset of market risk, when the value of assets and liabilities is denominated in a foreign currency and may be affected by a change in the exchange rate. The revenues are denominated in US dollars, however given the transfer-pricing scheme with the related party, the Company effectively does not bear the currency risk on its revenues as the scheme ensures that all the Company's cost are reimbursed.

On the other hand, the Company is exposed to FX risk on translation of the loan provided to a related party, where the unrealized FX gains or losses flow in the Statement of Profit or Loss for the year, depending on the FX rate CZK / USD as of the year end.

Concentration risk

The Company operates exclusively in the business of IT development in the gaming industry and provides services primarily to related parties within the ANIMOCA group. This risk is managed on the ANIMOCA group level, not at the Gamee Mobile s.r.o. level.

17.           SUBSEQUENT EVENTS

No events that could have a significant impact on the financial position of the Company occurred between the balance sheet date and the date of financial statements approval.

31 March 2026

/s/ Robert William Hong-San Yung	/s/ Martin Zakovec
Robert William Hong-San Yung	Martin Zakovec
Director	Director

14

Gamee Mobile s.r.o.

Financial Statements

As of and for the year ended 31 December 2025

Independent Auditors' Report

To the Shareholder and Directors of Gamee Mobile s.r.o.

Identification of the Company: Gamee Mobile s.r.o.

Identification No.:	29103746
Registered Office:	Rašínovo nábřeží 71/10, 128 00 Prague 2, Czech Republic
Legal Form:	Limited Liability Company
File Number:	C 281545, Trade Register Court Prague

Opinion

We have audited the financial statements of Gamee Mobile s.r.o. ("the Company"), which comprise the balance sheet as of 31 December 2025, and the related statement of income, changes in stockholders' equity and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2025, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards („IFRS").

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS) and in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits, which include relevant ethical requirements in the United States of America and the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

TPA Audit s.r.o.

140 00 Prague 4, Antala Staška 2027/79

Tel.: +420 222 826 311, E-mail: audit@tpa-group.cz, www.tpa-group.cz

Branches: 746 01 Opava, Veleslavinova 240/8, 703 00 Ostrava, Ruská 83/24

ID: 60203480, Certificate no. 80 of the Chamber of Auditors of the Czech Republic,

Municipal Court in Prague, file no. C.25463

Albania | Austria | Bulgaria | Croatia | Czech Republic | Hungary
Montenegro | Poland | Romania | Serbia | Slovakia | Slovenia

Responsibilities of Management and Those Charged with Governance for the Financial Statements (continued)

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time; to disclose, as applicable, matters related to going concern; and to use the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS and ISAs will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS and ISAs, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed;

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

TPA Audit s.r.o.	Stránka 2 z 3

Auditors' Responsibilities for the Audit of the Financial Statements (continued)

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Prague, Czech Republic
20 May 2026

/s/ Pavel Pražák Auditor: Pavel Pražák Certificate No. 1968 KAČR	/s/ TPA Audit s.r.o. TPA Audit s.r.o. Antala Staška 2027/79, Praha 4 Certificate No. 080 KAČR

TPA Audit s.r.o.	Stránka 2 z 3

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

For the year ended 31 December In thousands of CZK	Note	2025	2024
Revenues from services	3	76 958	73 891
Other operating revenues		351	-
Total revenues		77 309	73 891

Costs of provided services	4	59 188	59 666
Payroll costs	4	10 610	8 957
Other operating costs	4	1 581	1 773
Operating result		5 930	3 495
Interest income		886	947
Interest expense		41	74
Other financial expenses – net (cost (+) / income (-))	5	(12 219)	5 393
Financial result		(11 374)	6 266
Profit or loss before tax		(5 444)	9 761
Income tax	6	(36)	726
Net result after tax		(5 408)	9 035
Profit for the year and total comprehensive income		(5 408)	9 035

1

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

As of 31 December

In thousands of CZK	Note	31.12.2025	31.12.2024
NON-CURRENT ASSETS
Non–current receivables		0	69 414
Other non-current assets		2 821	3 462
Non-current assets	7	2 821	72 876

CURRENT ASSETS
Trade receivables	8	18 751	12 733
Loans receivable (related party)	8	59 925	0
Other receivables		2 938	3 201
Cash and bank balance	9	13 261	16 970
Current assets		94 875	32 904
Total assets		97 696	105 780

In thousands of CZK	Note	31.12.2025	31.12.2024
EQUITY
Share capital		471	471
Other capital funds		118 063	118 063
Retained earnings		(38 829)	(33 386)
Total equity		79 705	85 148

NON-CURRENT LIABILITIES
Lease liability – long -term		146	1 069
Non-current liabilities		146	1 069

CURRENT LIABILITIES
Advances received		10 471	12 278
Trade payables		4 707	4 497
Lease liability – short-term		871	782
Other liabilities		1 795	2 006
Current liabilities	11	17 844	19 563
Total liabilities		17 990	20 632
Total equity and liabilities		97 696	105 780

2

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

For the year ended 31 December

In thousands of CZK	2025	2024
Profit before tax	(5 444)	9 761
Adjustment for:
Other non-cash items	11	60
Interest income	(886)	(947)
Unrealised FX gains on translation of loan to mother company	9 488	(6 240)

Change in receivables	(5 122)	4 471
Change in liabilities	(2 642)	711
Cash generated from operations	(4 595)	7 816
Interest received	886	947
NET INCREASE IN CASH AND CASH EQUIVALENTS	(3 709)	8 763
Cash and cash equivalents at beginning of year	16 970	8 207
CASH AND CASH EQUIVALENTS AT END OF YEAR	13 261	16 970

3

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

In thousands of CZK	Share Capital	Other capital funds	Accumulated profit / (loss)	Total Equity
As at 1 January 2024	471	118 063	(42 389)	76 145

Profit for the year	-	-	9 035	9 035
Other	-	-	(32)	(32)

As at 31 December 2024	471	118 063	(33 386)	85 148

Loss for the year	-	-	(5 408)	(5 408)
Other			(35)	(35)

As at 31 December 2025	471	118 063	(38 829)	79 705

4

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

1.              CORPORATE INFORMATION

1.1 Description of the company

Company:	Gamee Mobile s.r.o. (hereinafter referred to as the "Company")
Identification number:	29103746
Date of Establishment:	The Company was registered into commercial register on 8 July 2010
Registered Office:	Rašínovo nábřeží 71/10, Vyšehrad, 128 00 Praha 2
Legal form:	Limited liability company
Subject of business:	Providing IT development services.
Country of incorporation:	Czech Republic
Accounting period:	1 January 2025 – 31 December 2025
Trade Register File Nr: Section C 281545, entry of the Commercial Register kept by the Regional Court in Prague

1.2 Members of the statutory bodies

The Statutory Director during both the current and comparative periods (2025 and 2024) was Robert William Hong-San Yung.

Božena Řežábová was proxy holder until 18 September 2024, Martin Žákovec is proxy holder starting from 18 September 2024.

1.3 Employees

In 2025 the Company had 2 employees. In 2024 the Company had 3 employees (average FTE).

2.1           STATEMENT OF COMPLIANCE

The attached financial statements of the Company were prepared in accordance with International Financial Reporting Standards (IFRS).

2.2           BASIS OF PREPARATION

The accounting period for 2025 is the period of twelve months from 1 January 2025 to 31 December 2025.

These financial statements have been prepared under historical cost convention. These IFRS financial statements are presented in thousands of CZK (rounded using generally accepted methods), unless stated otherwise.

The Company's management, when preparing the financial statements, considered the going concern assumption. They concluded that the going concern assumption is not jeopardized. Therefore, the financial statements as of 31 December 2025 and for the year ended, were prepared on the basis that the Company will continue to operate as a going concern.

5

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

2.3          CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

The Company has adopted the following revised IFRSs, which are applicable to the Company for the first time in the current year’s financial statements.

Amendments to IFRS 16	Lease Liability in a Sale and Leaseback
Amendments to IAS 1	Classification of Liabilities as Current or Non-current (the “2020 Amendments”)
Amendments to IAS 1	Non-current Liabilities with Covenants (the “2022 Amendments”)

Amendments to IFRS 16 specify the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction to ensure the seller-lessee does not recognise any amount of the gain or loss that relates to the right of use it retains. Since the Company has no sale and leaseback transactions with variable lease payments that do not depend on an index or a rate occurring from the date of initial application of IFRS 16, the amendments did not have any impact on the financial position or performance of the Company.

The 2020 Amendments clarify the requirements for classifying liabilities as current or non-current, including what is meant by a right to defer settlement and that a right to defer must exist at the end of the reporting period. Classification of a liability is unaffected by the likelihood that the entity will exercise its right to defer settlement. The amendments also clarify that a liability can be settled in its own equity instruments, and that only if a conversion option in a convertible liability is itself accounted for as an equity instrument would the terms of a liability not impact its classification. The 2022 Amendments further clarify that, among covenants of a liability arising from a loan arrangement, only those with which an entity must comply on or before the reporting date affect the classification of that liability as current or non-current. Additional disclosures are required for non-current liabilities that are subject to the entity complying with future covenants within 12 months after the reporting period.

The Company has reassessed the terms and conditions of its liabilities as at 1 January 2024 and 2025 and concluded that the classification of its liabilities as current or non-current remained unchanged upon initial application of the amendments. Accordingly, the amendments did not have any impact on the financial position or performance of the Company.

2.4           ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Company has not early applied the revised IFRSs that have been issued but are not yet effective for the accounting year ended 31 December 2025 in these financial statements. Among these new and revised IFRSs, the following are expected to be relevant to the Company’s financial statements upon becoming effective:

IFRS 18	Presentation and Disclosure in Financial Statement[2]
IFRS 19	Subsidiaries without Public Accountability: Disclosures[2]
Amendments to IFRS 9 and IFRS 7	Amendments to the Classification and Measurement of Financial Instruments[1]
Annual improvements to IFRS Accounting Standards – Volume 11	Amendments to IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7[1]

1 Effective for annual periods beginning on or after 1 January 2026

2 Effective for annual/reporting periods beginning on or after 1 January 2027

IFRS 18 replaces IAS 1 Presentation of Financial Statements. While a number of sections have been brought forward from IAS 1 with limited changes, IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified tStandards – Volume 11otals and subtotals. Entities are required to classify all income and expenses within the statement of profit or loss into one of the five categories: operating, investing, financing, income taxes and discontinued operations and to present two new defined subtotals. It also requires disclosures about management-defined performance measures in a single note and introduces enhanced requirements on the grouping (aggregation and disaggregation) and the location of information in both the primary financial statements and the notes.

6

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

2.4           ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

Some requirements previously included in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors, which is renamed as IAS 8 Basis of Preparation of Financial Statements. As a consequence of the issuance of IFRS 18, limited, but widely applicable, amendments are made to IAS 7 Statement of Cash Flows, IAS 33 Earnings per Share and IAS 34 Interim Financial Reporting. In addition, there are minor consequential amendments to other IFRSs. IFRS 18 and the consequential amendments to other IFRSs are effective for annual periods beginning on or after 1 January 2027 with earlier application permitted. Retrospective application is required. The Company is currently analysing the new requirements and assessing the impact of IFRS 18 on the presentation and disclosure of the Company’s financial statements.

IFRS 19 allows eligible entities to elect to apply reduced disclosure requirements while still applying the recognition, measurement and presentation requirements in other IFRSs. To be eligible, at the end of the reporting period, an entity must be a subsidiary as defined in IFRS 10 Consolidated Financial Statements cannot have public accountability and must have a parent (ultimate or intermediate) that prepares consolidated financial statements available for public use which comply with IFRSs. Earlier application is permitted. The Company is currently considering the application of IFRS 19 in the financial statements.

Amendments to IFRS 9 and IFRS 7 clarify the date on which a financial asset or financial liability is derecognized and introduce an accounting policy option to derecognize a financial liability that is settled through an electronic payment system before the settlement date if specified criteria are met. The amendments clarify how to assess the contractual cash flow characteristics of financial assets with environmental, social and governance and other similar contingent features. Moreover, the amendments clarify the requirements for classifying financial assets with non-recourse features and contractually linked instruments. The amendments also include additional disclosures for investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features. The amendments shall be applied retrospectively with an adjustment to opening retained profits (or other component of equity) at the initial application date. Prior periods are not required to be restated and can only be restated without the use of hindsight. Earlier application of either all the amendments at the same time or only the amendments related to the classification of financial assets is permitted. The amendments are not expected to have any significant impact on the Company’s financial statements.

Annual Improvements to IFRS Accounting Standards – Volume 11 set out amendments to IFRS 1, IFRS 7 (and the accompanying Guidance on implementing IFRS 7), IFRS 9, IFRS 10 and IAS 7. Details of the amendments that are expected to be applicable to the Company are as follows:

•	IFRS 7 Financial Instruments: Disclosures: The amendments have updated certain wording in paragraph B38 of IFRS 7 and paragraphs IG1, IG14 and IG20B of the Guidance on implementing IFRS 7 for the purpose of simplification or achieving consistency with other paragraphs in the standard and/or with the concepts and terminology used in other standards. In addition, the amendments clarify that the Guidance on implementing IFRS 7 does not necessarily illustrate all the requirements in the referenced paragraphs of IFRS 7 nor does it create additional requirements. Earlier application is permitted. The amendments are not expected to have any significant impact on the Company’s financial statements.

•	IFRS 9 Financial Instruments: The amendments clarify that when a lessee has determined that a lease liability has been extinguished in accordance with IFRS 9, the lessee is required to apply paragraph 3.3.3 of IFRS 9 and recognise any resulting gain or loss in profit or loss. In addition, the amendments have updated certain wording in paragraph 5.1.3 of IFRS 9 and Appendix A of IFRS 9 to remove potential confusion. Earlier application is permitted. The amendments are not expected to have any significant impact on the Company’s financial statements.

•	IAS 7 Statement of Cash Flows: The amendments replace the term “cost method” with “at cost” in paragraph 37 of IAS 7 following the prior deletion of the definition of “cost method”. Earlier application is permitted. The amendments are not expected to have any impact on the Company’s financial statements.

7

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

2.5           MATERIAL ACCOUNTING POLICY INFORMATION

Business operations in foreign currency

The Company records foreign currency transactions at the exchange rate of the date of transaction. Any resulting foreign currency gains or losses are recognised in the income statement of the relevant fiscal year. Utilized foreign currencies are primarily EUR and USD, use and impact of other foreign currencies is not significant.

The foreign currency translation of balances in foreign currencies and of business operations (transactions) was done using the exchange rates as of the balance sheet date. The following exchange rates were used:

FX rates CZK	quantity	31.12.2025	31.12.2024
USD	1	20,632	24,237
EUR	1	24,245	25,185

Intangible Assets

Intangible fixed assets are initially measured at cost, which includes the purchase price and all expenses directly attributable to their acquisition.

Intangible fixed assets with an acquisition cost exceeding CZK 80,000 in 2025 and 2024 are amortised to expenses over their estimated useful lives. If the carrying amount of an intangible fixed asset decreases due to temporary non-use, damage, or other circumstances, the Company recognises an impairment allowance to reduce its value.

Financial assets

In accordance with IFRS 9, financial assets shall be classified in three categories: (i) measured at amortised cost, (ii) fair value through other comprehensive income (FVOCI) and (iii) fair value through profit or loss (FVTPL). The classification of financial assets under IFRS 9 is generally based on the business model in which a financial asset is managed and on its contractual cash flow characteristics. As financial instruments measured at amortized cost qualify only those, whose business model gives rise to cash flows that are solely payments of principal and interests. All other financial assets are measured at fair value through profit or loss.

Trade receivables that do not contain a significant financial component or for which the Company has applied the practical expedient of not adjusting the effect of a significant financial component are measured at the transaction price determined under IFRS 15. All the other financial assets are initially recognised at fair value plus transaction costs that are attributable to the acquisition of the financial assets, except in the case of financial assets recorded at fair value through profit or loss. Regular way purchases and sales of financial assets are recognised on the trade date, that is, the date when the Company commits to purchase or sell the assets.

(a) Classification and measurement

Debt instruments are measured at amortised cost using the effective interest rate method, subject to impairment if the assets are held for the collection of contractual cash flows where those contractual cash flows represent solely payments of principal and interest.

Debt instruments are measured at fair value through other comprehensive income if the assets’ contractual cash flows represent solely payments of principal and interest and the assets are held for collection of contractual cash flows and for selling the financial assets. Such financial assets are subsequently measured at fair value with any gains or losses from changes in fair value recognised in other comprehensive income, except for impairment losses and reversal, foreign exchange gains and losses and interest calculated using the effective interest rate method which are recognised in the statement of profit or loss. The cumulative gains or losses previously recognised in other comprehensive income are reclassified from other comprehensive income to the statement of profit or loss when the financial asset is derecognised.

8

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

2.5          MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Debt instruments that do not meet the criteria for amortised cost or as financial assets at fair value though other comprehensive income are measured at fair value through profit or loss. Interest income for these financial assets is included in finance income.

(b)           Impairment

The Company applies the expected credit loss model on all the financial assets that are subject to impairment. Impairment allowances are recognised under the general approach where expected credit losses are recognised in two stages. For credit exposures where there has not been a significant increase in credit risk since initial recognition, the Company is required to provide for credit losses that result from possible default events within the next 12 months. For those credit exposures where there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure irrespective of the timing of the default.

The Company considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

(c)           Derecognition

Financial assets are derecognised when the rights to receive cash flows from the assets have expired; or where the Company has transferred its contractual rights to receive the cash flows of the financial assets and has transferred substantially all the risks and rewards of ownership; or where control is not retained.

Receivables and other financial assets

Trade receivables from the provision of services, other receivables and other financial assets are measured initially at fair value, and thereafter at amortised cost, applying the effective interest-rate method with deduction for any reduction for impairments.

Other financial liabilities

Other financial liabilities, such as trade payables, are assigned to the category "financial liabilities at amortised cost" (FLAC) and measured upon receipt at fair value, and thereafter at amortised acquisition cost.

Provisions and contingent liabilities

Provisions are recognised if the Company has legal or constructive obligations towards a third party due to a past event and the obligation is likely to lead to an outflow of funds. Such provisions are stated at the value which can be determined by the best possible estimate at the time the financial statements are prepared.

Related parties

A party is considered to be related to the Company if:

(a)           the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Company;
(ii)	has significant influence over the Company; or
(iii)	is a member of the key management personnel of the Company or of a parent of the Company;

or

9

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

2.5           MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Related parties (continued)

(b)           the party is an entity where any of the following conditions applies:

(i)	the entity and the Company are members of the same group;
(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);
(iii)	the entity and the Company are joint ventures of the same third party;
(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;
(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company;
(vi)	the entity is controlled or jointly controlled by a person identified in (a);
(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and
(viii)	the entity, or any member of a group of which it is a part, provides key management personnel services to the Company or to the parent of the Company.

Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks, and short-term highly liquid deposits with a maturity of generally within three months that are readily convertible into known amounts of cash, subject to an insignificant risk of changes in value and held for the purpose of meeting short-term cash commitments.

For the purpose of the statement of cash flows, cash and cash equivalents comprise cash on hand and at banks, and short-term deposits, as defined above, less bank overdrafts which are repayable on demand and form an integral part of the Company’s cash management.

Financial liabilities

Financial liabilities are initially recognised at the fair value of the consideration received less directly attributable transaction costs. After initial recognition, they are subsequently measured at amortised cost using the effective interest rate method.

Financial liabilities are derecognised when they are extinguished, i.e., when the obligation is discharged or cancelled, or expires.

Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognised when the control of services is transferred to the customers, at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. There are no variable components in the contract, the Company operates on a cost+ basis with other group entities.

Other income

Interest income is recognised on an accrual basis using the effective interest method by applying the rate that exactly discounts the estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Deferred tax

Deferred tax is provided using the liability method, on temporary differences at the end of the reporting period arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Tax rates enacted or substantively enacted by the end of the reporting period are used to determine the deferred tax.

Deferred tax liabilities are provided in full while deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

10

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

3.             REVENUES

In thousands of CZK	2025	2024
Revenues from recharge of costs to a group entity	76 958	73 891
Other operating revenues	351	-
Total	77 309	73 891

The Company provides IT development services to related parties, where its costs are primarily staff costs provided by external parties (see below in note 4. Operating costs). Revenues represent recharge of the Company´s costs +5% mark-up. Revenues are recorded in the period, to which they relate. Contractual incentives are not used.

4.             OPERATING COSTS

In thousands of CZK	2025	2024
Costs of purchased services	59 188	59 666
Payroll costs	10 610	8 957
Other operating costs	1 581	1 773
Total	71 379	70 396

Costs of purchased services represent mainly externally sourced programming services. Payroll costs contain primarily management remuneration, including the social and health security charges.

7.             FINANCIAL COSTS AND INCOME

In 2025, other financial costs represents primarily loss on the revaluation of the interest-bearing loan to a related party (ref.to note 7 below) in the amount of CZK 9.5 million (2024: gain on revaluation of the loan of CZK 5.3 million).

8.             INCOME TAX

In thousands of CZK	2025	2024
Profit / (loss) before tax	(5 444)	9 761
Deferred income tax expense (+) / income (-)	(36)	726
Net results after tax	(5 408)	9 035

The deferred income tax relates primarily to accumulated tax losses of prior years. As at 31 December 2025, the Company had tax loss of the year 2025 in the amount of CZK 4.6 million, which can be utilised until 2030. Given the tax losses of prior years, the Company did not have corporate income tax payable in 2025 and 2024.

11

Gamee Mobile s.r.o.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

31 DECEMBER 2025

7.             NON-CURRENT ASSETS

Non-current assets as at 31 December 2024 were represented by an interest-bearing loan provided to a related party amounting to CZK 69,414 ths. (USD 2,864 ths). As at 31 December 2025, this loan was reclassified to short-term related parties due to its maturity in February 2026 (ref.to note 8).

Other non-current assets contain right of use for office space of CZK 1 468 ths. (31 December 2024: CZK 2 145 ths.) and deferred tax asset of CZK 1 033 ths. (31 December 2024: CZK 997 ths.) recognized as at 31 December 2025. Deferred tax asset was recognised primarily from accumulated tax losses in the amount that is expected to be utilised (CZK 4.6 million).

8.             RECEIVABLES

As at 31 December 2025, the loan provided to a related party amounting to CZK 59,925 ths. (USD 2,905 ths.) was reclassified to short-term receivables. This loan was presented within non-current assets as at 31 December 2024.

Trade receivables are represented by a related party receivable amounting to CZK 18 513 ths. (USD 897 ths.); (31 December 2024: related party receivable of CZK 12,708 ths.). Trade and other receivables are current assets and are recognised without any necessary valuation adjustments, and as a result the carrying amount reflects their fair value.

9.             CASH AND BANK BALANCES

Cash and cash equivalents are represented primarily by cash in current bank accounts at Komerční banka a.s., denominated in CZK, USD and EUR. Cash and cash equivalents are current assets and are recognised without any necessary valuation adjustments and therefore the carrying amount reflects fair value.

10.          DEFFERED AND CURRENT TAXES

Deferred taxes are recognized on all temporary differences between the tax values of assets and liabilities and their carrying amount in the financial statements. Deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which it can be utilised.

Deferred tax is measured at the enacted tax rates that are expected to apply to the year when the underlying asset or liability will be settled.

The income tax expense for the year is calculated from the taxable income using the tax rate enacted and applicable in the Czech Republic. Current income tax assets and liabilities are measured at amounts which are expected to be received from or paid to the respective tax authority.

11.          CURRENT LIABILITIES

Current liabilities contain primarily an advance received from a related party for financing the working capital amounting to CZK 10 364 ths. (USD 502 ths.) as of 31 December 2025 (31 December 2024: advance received of CZK 12,175 ths.).

We consider the trade and other liabilities to be current and therefore their book value reflects also their fair value.

Lease liabilities represent a net present value of a liability for rent of office space.

12

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2025

12.           OPERATING LEASE CONTRACTS

The Company has reported the relevant operating lease agreements in accordance with IFRS 16. For the reporting of operating lease agreements, the Company has chosen to report only newly concluded contracts after 1 January 2019 in accordance with IFRS 16.

13.           DIRECTOR´S REMUNERATION

The statutory director did not receive any remuneration in respect of his services rendered to the Company during the years 2025 and 2024.

14.           JUDGMENTS AND ESTIMATES

When preparing the financial statements, the Company’s management uses judgments and estimates. These judgments and estimates affect the recognition and value of assets, liabilities, income, expenses and the information given in the notes.

15.           RELATED PARTY TRANSACTIONS

The Company had the following material transactions with related parties during the year:

In thousands of CZK	2025	2024
Revenues from provided services	74 625	71 049
Service fees paid	(612)	(1 379)
Interest income	886	947

Notes:

(i)	The revenues provided to a related party were based on the direct costs incurred, plus a mark-up of 5%.
(ii)	The service fees provided by a related party were based on the market price.
(iii)	Interest income on a loan provided to a related party, the interest rate (p.a.) on the loan was 1.5%. Details of the loan are included in the note 7 to the financial statements.

16.          FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Company’s exposure to market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk arises in the normal course of its business. These risks are managed by the Company’s financial management policies and practices described below:

Credit risk

Credit risk is the risk that the counterparty fails to keep their obligations resulting in the financial loss of the Company. The Company primarily minimises this risk by screening its counterparties, whereby currently the Company provides services primarily to a reliable related party.

Also the loan is provided exclusively to a company within the group (related party). Total credit risk is represented by the data presented for financial assets (loans and receivables) in the balance sheet.

Liquidity risk

Liquidity risk is the risk that financial liabilities cannot be settled at the time they are payable. An important aspect in managing the liquidity risk is to secure necessary cash position to be able to pay the Company’s financial liabilities when they are due. The Company manages its liquidity position by monitoring expected and actual cash inflows and outflows on a regular basis.

13

Gamee Mobile s.r.o.

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2025

16.          FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Interest rate risk

Interest rate risk is the risk that the Company's position may be adversely affected by a change of market interest rates.

Except for the loan provided to a related party (ref.to note 8 above), where the interest rate risk is managed on the group level, the cash at bank balances and all the financial instruments of the Company were non-interest bearing, thus management considers that the exposure to interest rate risk is minimal.

Currency risk

Currency risk is a subset of market risk, when the value of assets and liabilities is denominated in a foreign currency and may be affected by a change in the exchange rate. The revenues are denominated in US dollars. however given the transfer-pricing scheme with the related party, the Company effectively does not bear the currency risk on its revenues as the scheme ensures that all the Company's costs are reimbursed.

On the other hand, the Company is exposed to FX risk on translation of the loan provided to a related party. where the unrealized FX gains or losses flow in the Statement of Profit or Loss for the year. depending on the FX rate CZK / USD as of the year end.

Concentration risk

The Company operates exclusively in the business of IT development in the gaming industry and provides services primarily to related parties within the ANIMOCA group. This risk is managed on the ANIMOCA group level. not at the Gamee Mobile s.r.o. level

17.          SUBSEQUENT EVENTS

No events that could have a significant impact on the financial position of the Company occurred between the balance sheet date and the date of financial statements approval.

30 April 2026

/s/ Robert William Hong-San Yung	/s/ Martin Zakovec
Robert William Hong-San Yung	Martin Zakovec
Director	Director

14

Exhibit 99.4

Alpha Compute Corp. Completes Majority Acquisition of GAMEE

Transaction Brings 120 million Gaming Users to Alpha Compute with 2025 Revenue of $3.5 million and $926K in Q1, resulting in a 56% CAGR YoY

Road Town, British Virgin Islands, May 27, 2026 (GLOBE NEWSWIRE) -- Alpha Compute, Inc. (NASDAQ: ALP), a leading provider of high-performance AI compute infrastructure, today announced the successful closing of its majority acquisition of GAMEE, the gaming and digital rewards platform. This transaction also establishes Alpha Games, Alpha Compute’s new AI gaming division, which will be led by GAMEE’s founder Bozena Rezab as Executive Vice President.

The transaction is now completed following the satisfaction of all applicable regulatory requirements and closing conditions.

The closing of the GAMEE acquisition represents a significant milestone for Alpha Compute, bringing under its umbrella a proven global gaming platform with 120 million registered users, a robust portfolio of gaming titles, and a proprietary digital rewards engine. With 2025 revenue of $3.5 million and $926K in Q1, GAMEE brings a 56% compound annual growth rate year over year to Alpha Compute, with 2026 revenues expected to exceed 2025. GAMEE has established itself as a critical bridge between mainstream mobile gaming and digital economies, and its integration into Alpha Compute's ecosystem is expected to meaningfully expand the Company's capabilities and addressable market at the intersection of AI, gaming, and digital infrastructure.

Transaction Terms

Under the terms of the definitive agreement, Alpha Compute has acquired a 60% controlling interest in GAMEE from Animoca Brands, at an implied GAMEE valuation of $18 million, for total consideration of up to $11 million structured as follows:

I. Closing Consideration: $3.5 million

  $1.5 million in cash;
  Approximately $2 million in Alpha Compute shares and pre-funded warrants;
  Alpha Compute to acquire an additional $2 million of GMEE within 90 days of closing.

II. Year 1 Earn-Out: Up to $3.5 million

  1.0 million ALP shares, valued at $1.50 per share, contingent upon GAMEE achieving annual EBITDA of $1.2 million;
  If EBITDA is greater than zero but less than $1.2M, the payout will be calculated on a pro-rata basis.

III. Year 2 Earn-Out: Up to $4.0 million

  Contingent upon GAMEE achieving annual EBITDA of $1.6 million, split between cash and ALP shares

As part of the transaction, Animoca Brands has signed a two-year standstill agreement that prohibits Animoca Brands from acquiring a controlling position in Alpha Compute. Additionally, assets from Animoca Brands' treasury — approximately 878 million GMEE (approximately $1,830,630 added to the Alpha Compute Balance Sheet, as of GMEE yesterday closing price) representing 51% of Animoca's holdings — have been transferred as part of the deal.

Q1 2026 Financial & Operational Highlights

GAMEE has entered Alpha Compute's portfolio with significant commercial momentum, posting an estimated $926,000 in revenue for the first quarter of 2026 — a 56% year-over-year increase compared to Q1 2025 ($593,000). The platform attracted over 5.57 million users and logged 88.5 million game plays in the quarter alone.

  Current Reach: 1.7M monthly active users (MAUs) and 150K daily active users (DAUs) across all platforms;
  Telegram Footprint: Continued expansion within the Telegram Mini App (TMA) ecosystem, serving over 61 million Telegram users from its 120 million total registered user base;
  Full-Year 2025 Revenue: Estimated $3.5 million, representing a three-year compound annual growth rate (CAGR) of 112%.

Azuki Collaboration Highlights In Q1 2026, GAMEE concluded a landmark brand collaboration with premier brand Azuki through the Alley Escape Telegram mini-app:

  315,000 users and 27 million game plays;
  Reached the Top 200 Mini Apps on Telegram and achieved #1 Arcade Game on PlayToEarn;
  Drove a sold-out Azuki Sticker sales within 10 minutes of launch.

The Gold Fest Initiative — $2M Ecosystem Campaign In January 2026, GAMEE finalized an agreement with nGRND and Flashy to launch "Gold Fest," one of the largest gamified distributions of real assets within the Telegram ecosystem:

  A multi-phase campaign distributing $2 million in in-situ gold via Telegram;
  GAMEE secured $500,000 in development fees and a $500,000 marketing budget to execute the initiative;
  Phase II (launching Q2/Q3 2026) will introduce a pioneering agentic layer, enabling users to connect or rent AI agents to participate in a dedicated prize pool — accelerating mass adoption of AI agents in gaming.

Strategic Outlook: AI + Gaming on Telegram

With the acquisition now closed, Alpha Compute will integrate GAMEE's gaming distribution infrastructure with its AI GPU compute stack — including its Blackwell B200 and B300 GPU clusters powering Telegram's Cocoon AI confidential compute network. GAMEE's platforms will serve as a native deployment channel for Alpha Compute's AI capabilities, with agentic gameplay experiences and AI-assisted production forming the foundation for GAMEE's 2026 product roadmap.

Alpha Compute's strategic priorities for GAMEE through year-end are:

  Revenue Scaling — Aggressive monetization across native and Telegram-based channels, targeting continued double-digit YoY growth;
  Brand Synergy — Bridging Tier-1 digital brands into the Telegram ecosystem audience;
  AI Integration — Deepening the use of Alpha Compute's GPU infrastructure for internal game production and external "agent-centric" gameplay experiences.

Founded in 2015, GAMEE has grown from a mobile gaming aggregator into one of the most widely used gaming platforms, reaching over 120 million registered users across its Telegram and mobile applications. The company powers a proprietary digital rewards engine through its Telegram application and creates large-scale gaming experiences for global IPs such as Azuki, NASA, Manchester City and Mocaverse. Under Alpha Compute's ownership, GAMEE's platform and community will be integrated with the Company's AI compute infrastructure, enabling new categories of AI-powered gaming experiences and digital ownership applications.

Alpha Compute's integration of GAMEE's platform assets, technology stack, and global user community will be integrated into the AI Confidential Compute platform within the next two fiscal quarters. With over 120 million users, the launch of a confidential AI ad network inside the platform, combined with the addition of new clients, activations, and brand partnerships will focus the teams on delivering additional value for stakeholders.

"The closing of the controlling interest and majority shares of GAMEE is a defining moment for Alpha Compute. GAMEE is not simply a gaming platform — it is a fully realized digital economy with over 100 million participants, a world-class founding team, and infrastructure that is purpose-built for the AI era. Integrating GAMEE into our ecosystem accelerates our strategy of building the compute and platform layer that powers the next generation of AI applications. We are proud to welcome the GAMEE team and community into the Alpha Compute family, and we look forward to building something remarkable together."  — Enzo Villani, Executive Chairman & Chief Investment Officer, Alpha Compute Corp.

"GAMEE has established itself as a large-scale, real-time gaming environment serving millions of users within Telegram. This long-standing partnership highlights GAMEE as a powerful simulation layer where AI, compute and interactive play all intersect. Gaming has always been a primary driver for breakthroughs in AI technology—as pioneers like NVIDIA have demonstrated—and we believe GAMEE and Alpha Compute will help write the next chapter in delivering scalable infrastructure for Sovereign AI.”  — Yat Siu, Co-Founder & Executive Chairman, Animoca Brands

"This acquisition is a powerful signal that the principles of digital ownership, data rights, and user empowerment are not just ideals — they are the foundation of the next wave of technology value creation. Alpha Compute has demonstrated a genuine commitment to building platforms that respect users' rights and put real economic power in their hands. I am proud to see GAMEE continue its mission under this new chapter, and excited by what the future holds for Alpha Games."  — Brittany Kaiser, Chief Executive Officer, Alpha Compute Corp.

"Building GAMEE from the ground up, we always believed that gaming could be a gateway to genuine digital empowerment. Watching this vision find its next home with Alpha Compute is deeply gratifying. The team at Alpha Compute understands what makes GAMEE special — the community, the technology, and the commitment to real player ownership — and we are confident they will carry that forward with the ambition and resources it deserves. This is a proud day for everyone who has been part of GAMEE's journey."  — Bozena Rezab, Co-Founder, GAMEE, Executive Vice President, Alpha Games

"From day one, GAMEE was built on a simple but powerful belief: that rewarding players for their skill, effort, and loyalty — and bringing the value of AI to mainstream gaming — is how you build something that truly lasts. That belief has always meant that the future of gaming is inseparable from the future of digital ownership and open technology. Alpha Compute's acquisition brings that future into sharper focus. Their infrastructure capabilities and strategic vision create the conditions for GAMEE to scale in ways that were simply not possible before. I speak for the entire GAMEE team when I say that we are excited for what comes next, and grateful to everyone in our community who made this moment possible." — Martin Zakovec, CEO, GAMEE

ABOUT GAMEE
GAMEE is a mobile-first gaming platform focused on onboarding a mass gaming audience. It has over 120 million registered users and has served over 10 billion gameplay sessions across multiple ecosystems. GAMEE has onboarded 4 million users into the Telegram ecosystem. The company has partnered with over 40 major communities including Azuki, Mocaverse, Notcoin, The Sandbox, and Cool Cats. Learn more at www.gamee.com.

ABOUT ANIMOCA BRANDS

Animoca Brands Corporation Limited (ACN: 122 921 813) is a global digital leader building and investing in impactful technologies and ecosystems to reimagine future economies through AI and the agentic web. It has received broad industry and market recognition Financial Times’ High Growth Companies Asia-Pacific and Deloitte Tech Fast. Animoca Brands is recognized for building digital platforms such as the Moca Network, Open Campus, Anichess, and The Sandbox, as well as institutional-grade platforms; providing digital services to help companies launch and grow; and investing in frontier technology, with a portfolio of over 600 companies. For more information visit www.animocabrands.com or follow on X, YouTube, Instagram, LinkedIn, Facebook, and TikTok.

ABOUT ALPHA COMPUTE CORP.

Alpha Compute Corp. (Nasdaq: ALP) is a pioneering leader in AI GPU-as-a-service (GPUaaS) and AI Confidential Compute. Alpha Compute builds and operates businesses at the intersection of confidential computing, artificial intelligence, and AI. The Company’s GPU assets deliver privacy-preserving computation to partners and applications including Telegram, Animoca Brands, GAMEE, and Midnight Network. Alpha Compute is incorporated in the British Virgin Islands.

Visit https://www.alphacompute.ai/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical fact, including those preceded by, followed by, or incorporating words such as "believes," "expects," "anticipates," "intends," "estimates," "plans," "may," "will," "potential," "continues," or similar expressions are forward-looking statements.

Forward-looking statements in this release include, without limitation: the expected timing and go-live dates for Alpha Compute's GPU cluster deployments; projected revenue from the Company's AI infrastructure buildout; anticipated benefits from the Company's confidential compute partnerships and infrastructure expansion; and the Company's broader business strategy and operational plans.

These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied, including: the timing and progress of the Company's strategic initiatives; reliance on third-party vendors and partners; the ability to secure additional financing; uncertainty around the Company's investments and legacy business; risks related to technology platforms and ecosystems; and general market and economic conditions. A more complete discussion of these risks is set forth under "Item 3 - Key Information - Risk Factors" in the Company's Annual Report on Form 20-F for the year ended March 31, 2025, and in the Company's Forms 6-K filed with the Securities and Exchange Commission on September 3, 2025 and January 13, 2026.

Undue reliance should not be placed on these forward-looking statements. The forward-looking statements contained herein are made as of the date of this press release, and the Company undertakes no obligation to update or revise them publicly, except as required by law.

Investor & Media Contact

Alpha Compute Corp.
ir@alphacompute.ai
www.alphacompute.ai